Exhibit 10.1

EXECUTION COPY

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MEDLEY CAPITAL CORPORATION STOCKHOLDER LITIGATION	) ) ) ) )	CONS. C.A. No. 2019-0100-KSJM

STIPULATION AND AGREEMENT OF COMPROMISE AND SETTLEMENT

This Stipulation and Agreement of Compromise and Settlement (the “Stipulation”), dated July 29, 2019, which is entered into by and among (i) FrontFour Capital Group LLC (“FFCG”) and FrontFour Master Fund, Ltd. (“FFMF”) (collectively, “Plaintiffs”), on their own behalf and on behalf of the Settlement Class (as defined herein); and (ii) Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, Arthur S. Ainsberg, Medley Management Inc. (“MDLY”), Medley Capital Corporation (“MCC”), MCC Advisors LLC, Medley Group LLC, and Medley LLC (collectively, “Stipulating Defendants”), by and through their undersigned attorneys, states all of the terms of the settlement and resolution of this matter and is intended by the Parties (as defined herein) to fully and finally release, resolve, compromise, settle and discharge the Released Plaintiffs’ Claims (as defined herein) against the Released Defendant Parties (as defined herein) and the Released Defendants’ Claims (as defined herein) against the Released Plaintiff Parties (as defined herein), subject to the approval of the Court of Chancery of the State of Delaware (the “Court” or “Court of Chancery”).

WHEREAS:

A.  On August 9, 2018, Sierra Income Corporation (“SIC”), MCC, and MDLY issued a joint press release concerning definitive agreements pursuant to which (i) MCC would, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 9, 2018, by and between MCC and SIC (the “MCC Merger Agreement”), merge with and into SIC, with SIC continuing as the surviving company in the merger (the “MCC Merger”), and (ii) MDLY would, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 9, 2018, by and between MDLY, SIC, and Sierra Management, Inc., a wholly owned subsidiary of SIC (“Merger Sub”) (the “MDLY Merger Agreement”), merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “MDLY Merger,” and together with the MCC Merger, the “Transactions”).

B.  On August 15, 2018, SIC, MCC, and MDLY filed the MCC Merger Agreement and MDLY Merger Agreement with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to Current Reports on Form 8-K.

C.  On December 21, 2018, SIC, MCC, and MDLY filed with the SEC a joint definitive proxy statement/prospectus in connection with the Transactions (the “Definitive Proxy Statement”).

D.  On January 11, 2019, FFCG commenced an action in the Court of Chancery, captioned FrontFour Capital Group LLC, et al. v. Medley Capital Corporation, No. 2019-0021-KSJM (Del. Ch.), seeking inspection of certain of MCC’s books and records pursuant to 8 Del. C. § 220 in connection with the Transactions (the “FrontFour 220 Action”).

E.  On January 16, 2019, Stephen Altman commenced an action in the Court of Chancery, captioned Stephen Altman v. Medley Capital Corporation, No. 2019-0031-KSJM (Del. Ch.), seeking inspection of certain of MCC’s books and records pursuant to 8 Del. C. § 220 in connection with the Transactions (the “Altman 220 Action”).

F.  On February 5, 2019, SIC, MCC, and MDLY filed with the SEC definitive additional solicitation materials on Schedule 14A containing certain supplemental disclosures in connection with the Transactions (the “Proxy Supplement”).

G.  On February 11, 2019, FFCG and FFMF commenced a purported stockholder class action in the Court of Chancery, captioned FrontFour Capital Group LLC, et al. v. Brook Taube, et al., No. 2019-0100-KSJM (Del. Ch.) (the “FrontFour Action”), against the Stipulating Defendants and SIC (collectively, “Defendants”). On February 12, 2019, FFCG and FFMF filed a Verified Amended Complaint for Injunctive Relief (the “Complaint”).

H.  The Complaint alleged that the Individual Defendants (as defined below) in the FrontFour Action breached their fiduciary duties to MCC stockholders in connection with (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v)  the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. The Complaint also alleges that MDLY, SIC, MCC Advisors LLC, Medley Group LLC, and Medley LLC aided and abetted those alleged breaches of fiduciary duties, and it sought to enjoin the vote of MCC stockholders on the Transactions and enforcement of certain provisions of the MCC Merger Agreement and to compel a curative sale process and additional disclosures.

I.  On March 6, 2019, MCC commenced an action in the United States District Court for the Southern District of New York, captioned Medley Capital Corporation v. FrontFour Capital Group LLC, et al., No. 1:19-cv-02055-LTS (S.D.N.Y.), against FFCG, FFMF, FrontFour Capital Corporation, FrontFour Opportunity Fund, David A. Lorber, Stephen E. Loukas, Zachary R. George (collectively, “FrontFour”), Moab Capital Partners, LLC (“Moab”), HFR Asset Management, L.L.C. (“HFR”), and NexPoint Advisors, L.P. (“NexPoint,” together with FrontFour, Moab, and HFR, the “Federal Defendants”), alleging that the Federal Defendants were engaging in an illegal solicitation of MCC’s stockholders in connection with the Transactions in violation of federal securities laws (the “Federal Action”). MCC sought damages and injunctive relief to prevent the Federal Defendants from continuing their alleged illegal solicitation of MCC’s stockholders.

J.  The Court held a trial on the claims in the FrontFour Action on March 6-7, 2019 and issued a Memorandum Opinion on March 11, 2019, which it subsequently revised on March 22, 2019 (the “Decision”).

K.  On March 20, 2019, Altman commenced a purported stockholder class action by filing a complaint (the “Altman Complaint”) in the Court of Chancery, captioned Stephen Altman v. Brook Taube, et al., No. 2019-0219-KSJM (Del. Ch.) (the “Altman Action”), against Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, and Arthur S. Ainsberg.

L.  The Altman Complaint alleged that the defendants in the Altman Action breached their fiduciary duties to MCC stockholders in connection with the Transactions, including by approving adjournments of the vote of the MCC stockholders on the Transactions and issuing allegedly false and misleading disclosures regarding the reasons for those adjournments.

M.  On April 8, 2019, pursuant to a stipulation of all parties to the FrontFour Action and the Altman Action, the Court consolidated the Altman Action with the FrontFour Action (collectively, the “Action”), appointed the plaintiffs in the FrontFour Action as lead plaintiffs in the Action, appointed counsel to the plaintiffs in the FrontFour Action as lead plaintiffs’ counsel in the Action, and designated the Complaint as the operative complaint in the Action.

N.  Following the Court’s issuance of the Decision, the Parties engaged in extensive, arm’s length negotiations and reached an agreement in principle to finally and fully settle the claims against the Stipulating Defendants.

O.  On April 24, 2019, pursuant to a stipulation by Plaintiffs and Stipulating Defendants, the Court entered an order staying the Action until May 15, 2019, except for steps necessary to implement the Settlement.

P.  The entry by Plaintiffs and Stipulating Defendants into this Stipulation is not an admission as to the merit or lack of merit of any claims or defenses asserted in the Action or the Federal Action.

Q.  Plaintiffs’ Counsel have conducted an investigation and pursued discovery relating to the claims and the underlying events and transactions alleged in the Action. Plaintiffs’ Counsel have analyzed the evidence adduced during their investigation, through discovery and at trial, and have researched the applicable law with respect to Plaintiffs and the Settlement Class. In negotiating and evaluating the terms of this Stipulation, Plaintiffs’ Counsel considered the significant legal and factual defenses to Plaintiffs’ claims, including the possibility of appeal of the Decision. Plaintiffs and Plaintiffs’ Counsel have received sufficient information to evaluate the merits of this proposed Settlement. Based upon their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement set forth in this Stipulation is fair, reasonable and adequate and in the best interests of all Class Members (as defined herein), and that it confers substantial benefits upon the Class Members.

R.  Stipulating Defendants deny any and all allegations of wrongdoing, fault, liability or damage to Plaintiffs or to other Class Members; deny that they engaged in, committed or aided or abetted the commission of any breach of duty, wrongdoing or violation of law; deny that Plaintiffs or any of the other Class Members suffered any damage whatsoever; deny that they acted improperly in any way; believe that they acted properly at all times; maintain that they complied with their fiduciary duties; maintain that they have complied with federal and state securities laws; and maintain that they have committed no disclosure violations or any other breach of duty or wrongdoing whatsoever in connection with the Transactions.

S. The Parties enter into this Stipulation solely to eliminate the uncertainties, burden and expense of further litigation. Nothing in this Stipulation shall be construed as any admission by any of the Parties of wrongdoing, fault, liability, or damages whatsoever.

NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by Plaintiffs, for themselves and on behalf of the Settlement Class, and Stipulating Defendants that, as set forth and provided for in this Stipulation, subject to the approval of the Court and pursuant to Delaware Court of Chancery Rule 23, for good and valuable consideration as set forth herein and conferred, the claims against the Stipulating Defendants shall be finally, forever and fully settled, compromised and dismissed, on the merits and with prejudice, and that the Released Plaintiffs’ Claims shall be finally and fully compromised, settled, released, discharged and dismissed on the merits and with prejudice as against the Released Defendant Parties, and that the Released Defendants’ Claims shall be finally and fully compromised, settled, released, discharged and dismissed with prejudice as against the Released Plaintiff Parties, in the manner set forth herein.

  A. Certain Definitions

1.  In addition to the terms defined elsewhere herein, the following capitalized terms, used in this Stipulation, shall have the meanings specified below:

(a)  “Account” means an interest-bearing account controlled by Plaintiffs’ Counsel into which the Class Payment (as defined below) shall be made.

(b)  “Amended MCC Merger Agreement” has the meaning set out in Paragraph 6 below.

(c)  “Amended MDLY Merger Agreement” has the meaning set out in Paragraph 7 below.

(d) “Cede” means Cede & Co., Inc.

(e)  “Claims” mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, fines, sanctions, fees, attorneys’ fees, expert or consulting fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, which now exist, or heretofore or previously existed, including known claims and Unknown Claims, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including but not limited to any claims under federal or state securities law, federal or state antitrust law, or under state disclosure law or any claims that could be asserted derivatively on behalf of MCC).

(f)  “Class Distribution Order” means an order authorizing the specific distribution of the Net Settlement Amount.

(g)  “Class Payment” means a total of (i) $30,000,000 in Combined Company Common Stock, the number of shares of which is to be calculated using the pro forma net asset value reported in the proxy supplement disclosing the Amended MCC Merger Agreement (the “Stock Component”) and (ii) $17,000,000 in cash (the “Cash Component”).

(h) “Closing” means the consummation of the Transactions.

(i)  “Closing Beneficial Ownership Position” means, for each Eligible Beneficial Owner, the number of shares of MCC common stock beneficially owned by such Eligible Beneficial Owner as of Closing; provided, however, that no Excluded Shares may comprise any part of any Closing Beneficial Ownership Position.

(j)  “Closing Security Position” means, for each DTC Participant, the number of shares of MCC common stock reflected on the DTC allocation report used by DTC to distribute portions of the Net Settlement Amount.

(k)  “Combined Company” means SIC, including Merger Sub, its wholly owned subsidiary, following the Closing.

(l)  “Combined Company Common Stock” means common stock, par value $0.001 per share, of SIC, which will be listed on the NYSE and is expected to be listed on the TASE, with such listings expected to be effective as of the Closing.

(m) “DTC” means Depository Trust Company.

(n)  “DTC Participants” means the DTC participants to which DTC will distribute portions of the Net Settlement Amount pursuant to the terms of this Stipulation.

(o)  “DTC Records” mean the information to be obtained from DTC necessary to facilitate DTC’s distribution of the Net Settlement Amount to Eligible Beneficial Owners.

(p)  “Effective Date” means the first date by which all of the events and conditions specified in Section F of this Stipulation have occurred and been met (or have been waived in a writing signed by the Party for whose benefit the conditions exist).

(q)  “Eligible Beneficial Owner” means the ultimate beneficial owner of any shares of MCC common stock at the Closing, provided, however, that no Excluded Stockholder may be an Eligible Beneficial Owner.

(r)  “Eligible Class Members” means Class Members who hold shares of MCC common stock at the Closing and therefore are entitled to receive a portion of the consideration available to MCC shareholders in connection with the MCC Merger, in accordance with the terms of the MCC Merger Agreement (the “Merger Consideration”) for their Eligible Shares. For the avoidance of doubt, Eligible Class Members exclude all Excluded Stockholders.

(s)  “Eligible Registered Owners” means the registered owners of MCC common stock who or which are entitled to receive the Merger Consideration at the Closing.

(t)  “Eligible Shares” means shares of MCC common stock owned by Eligible Class Members at the Closing.

(u)  “Excluded Shares” means the shares of MCC common stock beneficially owned by the Excluded Stockholders.

(v)  “Excluded Stockholders” means those persons and entities excluded from the Settlement Class as described below in the definition of “Settlement Class.”

(w)  “Final,” when referring to the Judgment, means entry of the Judgment, the expiration of any time for appeal or review of the Judgment, or, if any appeal is filed and not dismissed or withdrawn, after the Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or other review, and the time for any petition for reargument, appeal or review of the Judgment or any order affirming the Judgment has expired; or, in the event that the Court enters a judgment in a form other than the form attached hereto as Exhibit D (“Alternative Judgment”) and none of the Parties hereto elects to terminate this Stipulation, the expiration of any time for appeal or review of the Alternative Judgment, or if an appeal is filed and not dismissed or withdrawn, after the Alternative Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or other review, and the time for any petition for reargument, appeal or review of the Alternative Judgment or any order affirming the Alternative Judgment has expired; provided, however, that any disputes or appeals relating solely to the amount, payment or allocation of Plaintiffs’ Counsel’s attorneys’ fees and expenses shall have no effect on finality for purposes of determining the date on which the Judgment or an Alternative Judgment becomes Final and shall not otherwise prevent, limit or otherwise affect the effectiveness of the Judgment or an Alternative Judgment or prevent, limit, delay or hinder entry of the Judgment or an Alternative Judgment.

(x)  “Highland Parties” means Highland Global Allocation Fund, Highland Capital Management Fund Advisors, L.P., Strand Advisors XVI, Inc., Highland Select Equity Master Fund, L.P., Highland Select Equity Fund GP, L.P., Highland Select Equity GP, LLC, Highland Capital Management, L.P., Strand Advisors, Inc., NexPoint Advisors, L.P., NexPoint Advisors GP, LLC, or any respective past or present direct or indirect affiliates, associates, members, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, legal representatives, heirs, executors, administrators, assigns, officers, directors, employees, agents, representatives, advisors, financial or investment advisors, insurers, or attorneys of any of the foregoing entities.

(y)  “Immediate Family” means an individual’s spouse, parents, siblings, children, grandparents, grandchildren; the spouses of his or her parents, siblings and children; and the parents and siblings of his or her spouse, and includes step and adoptive relationships. In this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic partnership or civil union.

(z)  “Individual Defendants” means Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, and Arthur S. Ainsberg.

(aa) “Judgment” means the Order and Final Judgment to be entered in the Action substantially in the form attached as Exhibit D hereto.

(bb) “Net Settlement Amount” means the Settlement Fund less (i) any and all Notice and Administration Costs; (ii) any and all Taxes and Tax Expenses; and (iii) any other fees, costs or expenses approved by the Court.

(cc) “Notice and Administration Costs” means fees, costs and expenses incurred by the Settlement Administrator, or any other person in connection with providing notice (including postage and any broker reimbursement costs) to Class Members and administering the Settlement, including all fees, costs and expenses incurred in connection with issuing payments to members of the Settlement Class.

(dd) “Party” means any one of, and “Parties” means all of, the parties to this Stipulation, namely, Stipulating Defendants and Plaintiffs, on behalf of themselves and the Settlement Class.

(ee) “Per-Share Recovery” means the per-share recovery under the Settlement, which will be calculated by dividing the total amount of the Net Settlement Amount by the total number of Eligible Shares held by all Eligible Class Members.

(ff) “Plaintiffs’ Counsel” means the law firms of Abrams & Bayliss LLP and Olshan Frome Wolosky LLP.

(gg) “Released Defendant Parties” means (i) any and all of the Stipulating Defendants; (ii) the Stipulating Defendants’ Immediate Family members, and respective past or present direct or indirect affiliates, associates, members, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors (including the financial advisor to the MCC Special Committee), insurers, and attorneys (including Stipulating Defendants’ Counsel); and (iii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in- interest and assigns of any of the foregoing.

(hh) “Released Defendants’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Defendants’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Action and all Claims that were or could have been asserted in the Federal Action, provided, however, that the Released Defendants’ Claims shall not include any Claims that were or could have been asserted in the Federal Action against any of the Highland Parties. Notwithstanding the foregoing, the Released Defendants’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement (as defined below).

(ii) “Released Plaintiff Parties” means (i) any and all of Plaintiffs, FrontFour and their respective past or present direct or indirect affiliates, associates, members, managers, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors, insurers, and attorneys (including Plaintiffs’ Counsel); (ii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns of any of the foregoing; and (iii) all other Class Members.

(jj) “Released Plaintiffs’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Plaintiffs’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Federal Action. Notwithstanding the foregoing, the Released Plaintiffs’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement (as defined below).

(kk) “Releases” means the releases set forth in Section C of this Stipulation.

(ll) “Settlement” means the settlement contemplated by this Stipulation.

(mm) “Settlement Administrator” means the administrator retained by Plaintiffs to oversee the administration of the Settlement and distribution of the Class Payment.

(nn) “Settlement Class” means any and all record holders and beneficial owners of MCC common stock at any time during the Settlement Class Period, together with their successors and assigns, but excluding Stipulating Defendants, their Immediate Family, SIC and any person, firm, trust, corporation, joint venture, partnership, foundation or other entity related to or affiliated with any of the Stipulating Defendants, members of their Immediate Families or SIC.

(oo) “Settlement Class Member” or “Class Member” means a member of the Settlement Class.

(pp) “Settlement Class Period” means the period between and including August 9, 2018, and the later of the (i) the Closing, (ii) the consummation of any transaction based on a Superior Proposal (as defined in the Amended MCC Merger Agreement), and (iii) the termination of the Amended MCC Merger Agreement.

(qq) “Settlement Fund” means the Class Payment, plus all interest earned thereon.

(rr) “Settlement Hearing” means the hearing to be held by the Court to determine whether to certify the Settlement Class as a non-opt-out class pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2); whether the proposed Settlement should be approved as fair, reasonable and adequate; whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the Class; whether any objections to the Settlement should be overruled; whether the Action should be dismissed with prejudice as against the Released Defendant Parties; whether a Judgment approving the Settlement should be entered in accordance with the terms of this Stipulation; and whether and in what amount any award of attorneys’ fees and reimbursement of expenses should be paid to Plaintiffs’ Counsel.

(ss) “Stipulating Defendants’ Counsel” means the law firms of Morris, Nichols, Arsht & Tunnel LLP; Cadwalader, Wickersham & Taft LLP; Ross Aronstam & Moritz LLP; and Kramer Levin Naftalis & Frankel LLP.

(tt) “Taxes” means all federal, state and/or local taxes of any kind (including any interest or penalties thereon) on any income earned by the Class Payment after being deposited into the Account.

(uu) “Tax Expenses” means the reasonable expenses and costs in connection with determining the amount of, and paying, any Taxes (including, without limitation, reasonable expenses of tax attorneys and accountants), and for the preparation, mailing, administration, and distribution costs and expenses relating to the filing or the failure to file all necessary or advisable tax returns in connection with any Taxes.

(vv) “Unknown Claims” means any and all Released Plaintiffs’ Claims which Plaintiffs or any other Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Plaintiffs’ Claims against the Released Defendant Parties, which if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement, and any and all Released Defendants’ Claims which any Stipulating Defendant or any other Released Defendant Party does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Defendants’ Claims against the Released Plaintiff Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and Stipulating Defendants shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment or Alternative Judgment that becomes Final shall have expressly, waived, relinquished and released any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or other jurisdiction, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Plaintiffs and Stipulating Defendants acknowledge, and the other Class Members by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Plaintiffs’ Claims and the Released Defendants’ Claims, but that it is the intention of Plaintiffs and Stipulating Defendants, and by operation of law the other Class Members, to completely, fully, finally and forever extinguish any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Stipulating Defendants acknowledge, and the other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiffs’ Claims was separately bargained for and was a key element of the Settlement.

B. Settlement Consideration

2.  In consideration for the full and final release, settlement and discharge of any and all Released Plaintiffs’ Claims against the Released Defendant Parties, and any and all Released Defendants’ Claims against the Released Plaintiff Parties, the Parties have agreed to the following consideration:

Changes to MCC Board of Directors

3.  On April 15, 2019, David A. Lorber and Lowell W. Robinson were appointed to the board of directors of MCC (the “MCC Board”), to the classes of directors up for election in 2021 and 2020, respectively, with Messrs. Lorber and Robinson each being entitled to the same advancement and indemnification rights and insurance coverage as the other members of the MCC Board. In addition, the MCC Board added Messrs. Lorber and Robinson to MCC’s special committee of independent directors (the “MCC Special Committee”), with Mr. Lorber serving as Chair of the MCC Special Committee. Mr. Lorber will also serve as a member of the nominating and corporate governance committee and the compensation committee of the MCC Board, and Mr. Robinson will serve as a member of the audit committee of the MCC Board.

Corrective Disclosures

4.  Stipulating Defendants and Plaintiffs shall work in good faith to agree, as soon as reasonably practicable, upon supplemental disclosures that MCC shall disseminate consistent with the Court’s Decision, and which will also clarify that the echo voting of MCC stock deemed to be controlled by MCC management in connection with the Transactions will be calculated without regard to broker non-votes and abstentions.

Waiver of Standstills

5.  Stipulating Defendants have waived any standstill or similar agreement with MDLY or its affiliates that would otherwise still be in effect as of the date hereof, such that any such agreement will not inhibit or restrict such person or entity’s participation in MCC’s exploration of strategic alternatives.

Merger Agreement Amendment

6.  MCC has used reasonable efforts to obtain SIC’s agreement and MDLY’s consent to the amended MCC Merger Agreement attached as Appendix 1 hereto (the “Amended MCC Merger Agreement”).

7.  MDLY has (a) participated and cooperated in the discussions and efforts of Defendants to amend the MDLY Merger Agreement and the MCC Merger Agreement; (b) consented to the Amended MCC Merger Agreement, when presented to MDLY by SIC and MCC; and (c) agreed to the amended MDLY Merger Agreement attached as Appendix 2 hereto (the “Amended MDLY Merger Agreement”).

8.  Subject to obtaining the agreement of SIC to enter into the Amended MCC Merger Agreement and the Amended MDLY Merger Agreement: (i) MCC and SIC shall enter into the Amended MCC Merger Agreement, and, (ii) concurrently with the execution of the Amended MCC Merger Agreement, MDLY, SIC and Merger Sub shall enter into the Amended MDLY Merger Agreement.

9.  Stipulating Defendants and Plaintiffs shall submit this Stipulation and all documents executed in connection with the settlement of the Action to the SEC and shall exercise reasonable efforts to secure SEC exemptive relief to permit the implementation of the Settlement and the closing of the Transactions contemplated by the Amended MCC Merger Agreement and Amended MDLY Merger Agreement.

Empowerment of MCC Special Committee

10. On May 8, 2019, the MCC Board adopted resolutions:

(a)  empowering and directing the MCC Special Committee to retain at MCC’s expense an independent investment bank of the MCC Special Committee’s choosing (the “Go-Shop Banker”) to solicit strategic alternatives for MCC upon either the amendment or waiver of the MCC Merger Agreement, or the termination of the MCC Merger Agreement, which strategic alternatives could, at the discretion of the MCC Special Committee, be recommended to the MCC Board for approval or rejection thereof.

(b)  empowering and directing the MCC Special Committee and its advisors to conduct a “Go-Shop” process whereby they will, upon either the amendment or waiver of the MCC Merger Agreement, or termination of the MCC Merger Agreement, solicit the making, submission and announcement of, and encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternative proposal, which alternative proposal could, at the discretion of the MCC Special Committee, be recommended to the MCC Board for approval or rejection thereof.

(c)  authorizing the MCC Special Committee, upon either the amendment or waiver of the MCC Merger Agreement, or termination of the MCC Merger Agreement, in its discretion, subject to the entry into, and in accordance with a confidentiality agreement, to furnish to any person (and its representatives and financing sources subject to the terms and obligations of such confidentiality agreement applicable to such person) any non-public information relating to MCC or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records and other nonpublic information, and to any personnel, of MCC, in any such case with the intent to induce the making, submission and announcement of, and to encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternative proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternative proposal, which alternative proposal could, at the discretion of the MCC Special Committee, be recommended to the MCC Board for approval or rejection thereof.

11.  Neither the members of the MCC Special Committee nor their advisors shall disclose the identity of the participants in the Go-Shop process or the nature or amount of any proposals submitted by those participants to the other MCC directors or anyone else until the MCC Special Committee has reached a final decision on the results of the Go-Shop and presents its findings to the MCC Board, unless required by the Amended MCC Merger Agreement or the MCC Special Committee determines in its discretion that (A) disclosing such information prior to that time is consistent with its members’ fiduciary duties, or (B) disclosing such information to the management of MCC and MCC’s advisors is reasonably necessary or advisable in order to conduct the Go-Shop process in an effective, orderly and timely manner (including, but not limited to, the due diligence process to be conducted by participants).

Governance Agreement

12.  Plaintiffs and MCC shall enter into the Governance Agreement attached hereto as Appendix 3 (the “Governance Agreement”).

Establishment of Settlement Fund

13.  In the event that the Closing occurs, the Parties agree that the Settlement Fund will be established as set forth herein. For the avoidance of doubt, the Settlement Fund will not be created if the Closing does not occur for any reason, including if MCC, SIC or MDLY determines to terminate the MCC Merger Agreement or the MDLY Merger Agreement prior to the Closing for any reason whatsoever, including without limitation in order for MCC to enter into an agreement with respect to a Superior Proposal (as defined in the Amended MCC Merger Agreement).

14.  At or prior to the Closing, Defendants (except for MDLY), shall cause the Cash Component of the Class Payment to be deposited into an escrow account in accordance with the terms of the Amended MCC Merger Agreement. Immediately following the Closing, Defendants (except for MDLY) shall deposit, or cause to be deposited, the Cash Component and the Stock Component of the Class Payment into the Account. For the avoidance of doubt, in no event shall MDLY be responsible for the payment of any portion of the Class Payment.

15.  Prior to distribution to Eligible Class Members, the Class Payment shall be used to pay the following costs and expenses, with the remaining funds constituting the “Net Settlement Amount”: (i) any and all Notice and Administration Costs, (ii) any and all Taxes and Tax Expenses, and (iii) any other fees, costs or expenses approved by the Court; provided, however, that Plaintiffs’

Counsel shall not receive any funds as part of any Taxes, Tax Expenses, or Notice and Administration Costs.

Distribution of Net Settlement Amount

16.  Plaintiffs shall retain a Settlement Administrator to oversee the administration of the Settlement Fund and distribution of the Net Settlement Amount. Within five (5) business days of the Closing, the Stipulating Defendants (except for MDLY) shall provide or cause to be provided to the Settlement Administrator and Plaintiffs’ Counsel, at no cost to the Settlement Fund, Plaintiffs, Plaintiffs’ counsel, or the Settlement Administrator, the following information: (a) the stockholder register from MCC’s transfer agent, which listing shall include the names and mailing addresses for all Eligible Registered Owners and the number of Eligible Shares held by such Eligible Registered Owners; and (b) the names and mailing addresses for each of the Excluded Stockholders and the number of Excluded Shares held by such Excluded Stockholders, and the account information (including financial institution and account numbers where the Excluded Shares were held) for such Excluded Stockholders. In addition to the foregoing, Plaintiffs’ Counsel may request from Stipulating Defendants (except for MDLY) any additional information as may be required to distribute the Net Settlement Amount to Eligible Class Members and to ensure that the Net Settlement Amount is paid only to Eligible Class Members and not to Excluded Stockholders.

17.  The Stipulating Defendants (except for MDLY) will also obtain from DTC and its nominee, Cede, the DTC Records. The DTC Records shall include, without limitation, an allocation or “chill” report generated by DTC in anticipation of the Transactions to facilitate the allocation of the Merger Consideration to stockholders. Plaintiffs’ Counsel will use any information obtained from DTC solely for the purpose of administering the Settlement as set forth in this Stipulation, and not for any other purpose, and will not disclose any information obtained from DTC to any other party except as necessary to administer the Settlement or as required by law. Information to be provided to DTC in connection with the distribution of the Net Settlement Amount includes, without limitation, the Notice and “suppression letters” from DTC Participants concerning the Excluded Shares, instructing DTC to withhold payment on those Excluded Shares and containing other terms as DTC may reasonably require.

18.  The Net Settlement Amount shall be distributed from the Account by the Settlement Administrator to Eligible Class Members on a pro rata basis equal to the product of (a) the number of Eligible Shares held by each Eligible Class Member and (b) the Per-Share Recovery under the Settlement, as promptly as practicable after all of the following conditions are satisfied: (i) the Class Payment has been deposited into the Account following the Closing, (ii) the Court of Chancery has entered the Judgment substantially in the form attached hereto as Exhibit D, or entered an Alternative Judgment dismissing the Action with prejudice and providing for the Releases and none of the Parties elects to terminate the Settlement; (iii) the Judgment or Alternative Judgment, as the case may be, has become Final; and (iv) on notice to Stipulating Defendants’ Counsel, Plaintiffs’ Counsel have applied for, and the Court of Chancery has entered, the Class Distribution Order. Through the Settlement and this Stipulation, the Parties are not intending to create appraisal rights in connection with the Transactions, and the Parties agree to use their best efforts to obtain an order from the Court of Chancery confirming that the distribution of the Net Settlement Amount to Eligible Class Members will not give rise to appraisal rights in connection with the Transactions.

  19. With respect to MCC common stock held of record by Cede, the Settlement Administrator will cause that portion of the Net Settlement Amount to be allocated to Eligible Beneficial Owners who held their shares through DTC Participants to be paid to DTC. DTC shall then distribute that portion of the Net Settlement Amount among the DTC Participants by paying each the Per-Share Recovery times its respective Closing Security Position, using the same mechanism that DTC used to distribute the Merger Consideration and subject to payment suppression instructions with respect to Excluded Shares. The DTC Participants and their respective customers, including any intermediaries, shall then ensure pro rata payment to each Eligible Beneficial Owner in accordance with each Eligible Beneficial Owner’s Closing Beneficial Ownership Position.

20.  With respect to MCC common stock held of record as of the Closing other than by Cede, as nominee for DTC (a “Closing Non-Cede Record Position”), the payment with respect to each such Closing Non-Cede Record Position shall be made by the Settlement Administrator from the Net Settlement Amount directly to the record owner of each Closing Non-Cede Record Position in an amount equal to the Per-Share Recovery times the number of shares of MCC common stock comprising such Closing Non-Cede Record Position.

21.  For the avoidance of doubt, to the extent that any record owner, any DTC Participants, or their respective customers, including any intermediaries, took or permitted actions that had the effect of increasing the number of shares of MCC common stock entitled to payment of the Merger Consideration, whether through permitted naked short-selling or the cash settlement of short positions or through any other means (“Increased Merger Consideration Entitlements”), such record owner, DTC Participants, or their respective customer (including intermediaries) shall be responsible for paying to the ultimate beneficial owners of such Increased Merger Consideration Entitlements an amount equal to the Per- Share Recovery times the number of the Increased Merger Consideration Entitlements.

22.  For the avoidance of doubt, a person or entity who acquired shares of MCC common stock on or before the Closing but had not settled those shares at Closing (“Non-Settled Shares”) shall be treated as an Eligible Beneficial Owner with respect to those Non-Settled Shares (except for the Excluded Shares), and a person who sold those Non-Settled Shares on or before the Closing shall not be treated as an Eligible Beneficial Owner with respect to those Non-Settled Shares.

23.  Payment from the Net Settlement Amount made pursuant to and in the manner set forth above shall be deemed conclusive of compliance with this Stipulation.

24.  The Stipulating Defendants and any other Excluded Stockholder shall not have any right to receive any part of the Settlement Fund for his, her or its own account(s) (i.e., accounts for which he, she or it is a beneficial owner, holds a proprietary interest or controls), or any additional amount based on any claim relating to the fact that Settlement proceeds are being received by any other stockholder, in each case under any theory, including but not limited to contract, application of statutory or judicial law, or equity.

25.  In the event that any payment from the Net Settlement Amount is undeliverable or in the event a check is not cashed by the stale date (i.e., more than six months from the check’s issue date), the DTC Participants or the holder of a Closing Non-Cede Record Position shall follow their respective policies with respect to further attempted distribution or escheatment.

26.  The Parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation §1.468B-1 and that Plaintiffs’ Counsel, as administrators of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all informational and other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Settlement Fund. Stipulating Defendants shall provide the statement described in Treasury Regulation § 1.468B-3(e) to Plaintiffs’ Counsel within the time period required thereunder. Plaintiffs’ Counsel, as administrators of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,” as described in Treasury Regulation § 1.468B-1(j), to cause the Qualified Settlement Fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.

27.  All Taxes and Tax Expenses shall be paid out of the Settlement Fund, and shall be timely paid by Plaintiffs’ Counsel without further order of the Court. Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraph and in all events shall reflect that all Taxes on the income earned by the Class Payment shall be paid out of the Settlement Fund, as provided herein. Stipulating Defendants shall not be liable for any Taxes, Tax Expenses, or income taxes owed by any Class Member.

28.  The Settlement is not a claims-made settlement. Upon the occurrence of the Effective Date, no Defendant or any other person or entity who or which paid any portion of the Class Payment shall have any right to the return of the Class Payment or any portion thereof for any reason whatsoever, including without limitation the inability to locate Class Members or the failure of Eligible Class Members to deposit settlement funds distributed by the Settlement Administrator.

29.  No person or entity shall have any claim against any of the Released Defendant Parties or the Settlement Administrator arising from distributions from the Settlement Fund made substantially in accordance with this Stipulation or any order of the Court. The Released Defendant Parties shall have no liability whatsoever for the investment of the Class Payment or Settlement Fund, notice to the Settlement Class, the administration of the Settlement Fund, the calculation of any distribution from the Settlement Fund, or the nonperformance of the Settlement Administrator, nor shall they have any liability whatsoever for the payment or withholding of Taxes (including interest and penalties) owed by the Class Payment or any losses incurred in connection therewith.

  C. Scope of the Settlement

30.  Upon the entry of the Judgment, or upon the entry of an Alternative Judgment if none of the Parties elects to terminate this Stipulation, the Action shall be dismissed with prejudice, on the merits and without costs.

31.  Upon the Effective Date, Plaintiffs and all Class Members, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Defendant Parties from and with respect to every one of the Released Plaintiffs’ Claims, and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any Released Plaintiffs’ Claims against any of the Released Defendant Parties.

32.  Upon the Effective Date, each of the Stipulating Defendants, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Plaintiff Parties from and with respect to every one of the Released Defendants’ Claims, and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.

D. Class Certification

33.  For purposes of settlement only, the Parties agree that the Court shall certify a non-opt-out class, pursuant to Court of Chancery Rules 23(b)(1) and (b)(2), consisting of the Settlement Class Members. In the event that this Stipulation is terminated pursuant to its terms, is not approved in all material respects by the Court, Stipulating Defendants withdraw from the Settlement pursuant to the terms hereof, the Settlement does not become Final for any reason, or any judgment or order entered pursuant hereto is reversed, vacated, or modified in any material respect by the Court or any other court, the certification of the Class shall, except as provided in Section J hereof, be deemed vacated, the Action shall proceed as though the Class had never been certified, and no reference to the certification of the Class, or to the Stipulation or its exhibits, shall be made by the Parties for any purpose, except as expressly authorized by the terms of this Stipulation. If any of the foregoing events occur, Stipulating Defendants reserve any and all rights to oppose certification of any plaintiff class in any proceeding (including, but not limited to, any proceedings in the Action).

E. Class Notice and Court Approval

34.  As soon as practicable after execution of the Amended MCC Merger Agreement and the Amended MDLY Merger Agreement, the Parties shall jointly apply to the Court for entry of an Order in the form attached hereto as Exhibit A (the “Scheduling Order”), providing for, among other things: (a) the dissemination of the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”), substantially in the form attached hereto as Exhibit B; (b) the publication of the Summary Notice of Pendency and Proposed Settlement of Class Action (the “Summary Notice”), substantially in the form attached hereto as Exhibit C; and (c) the scheduling of the Settlement Hearing. The Parties agree to take all reasonable and appropriate steps to seek and obtain entry of the Scheduling Order. At the Settlement Hearing, the Parties shall jointly request that the Judgment be entered.

35. Within five (5) business days of the date of entry of the Scheduling Order, Stipulating Defendants shall provide or cause to be provided to the Settlement Administrator and Plaintiffs’ Counsel stockholder information from MCC’s transfer agent as appropriate for providing notice to the Settlement Class in the manner described in the Scheduling Order. MCC shall initially pay the costs of providing notice of the proposed Settlement, which costs shall be reimbursed from the Class Payment as set forth in Section B if the Class Payment is made. Stipulating Defendants otherwise shall not be responsible for the notice to Class Members or the claims administration process.

F. Conditions of Settlement.

36.  This Settlement shall be subject to the following conditions, which the Parties shall use their reasonable efforts to achieve, but each of which must occur in order for the Settlement to be effective:

(a)  the execution of the Governance Agreement, Amended MCC Merger Agreement and Amended MDLY Merger Agreement;

(b)  the Court enters the Scheduling Order substantially in the form attached hereto as Exhibit A;

(c)  the Court enters the Judgment substantially in the form attached hereto as Exhibit D, or the Court has entered an Alternative Judgment and none of the Parties elects to terminate the Settlement; and

  (d) the Parties have complied with their obligations set forth herein.

G. Attorneys’ Fees and Expenses

37.  Plaintiffs’ Counsel will apply to the Court for a collective award of attorneys’ fees to Plaintiffs’ Counsel which shall be no greater than the amount set forth in the Notice attached hereto as Exhibit B (the “Fee Application”). Plaintiffs’ Counsel also will apply to the Court for reimbursement of litigation expenses paid or incurred by Plaintiffs’ Counsel or advanced by Plaintiffs (the “Expense Reimbursement Application”). As of the execution of this Stipulation, the Parties have not discussed the amount of any application by Plaintiffs’ Counsel for an award of attorneys’ fees and expenses. Stipulating Defendants reserve all rights and all grounds to object to, oppose, consent to, or take no position on the amount of fees and expenses sought by Plaintiffs’ Counsel in the Fee Application and the Expense Reimbursement Application.

38.  Plaintiffs’ Counsel will make no other application for an award of attorneys’ fees or expenses other than the Fee Application or the Expense Reimbursement Application. None of Plaintiffs, nor Plaintiffs’ Counsel, shall make, or assist any other counsel in making, any application for an award of fees or expenses in any other jurisdiction.

39.  The Parties acknowledge and agree that any fees and expenses awarded by the Court to Plaintiffs’ Counsel (the “Fee and Expense Award”) shall be paid by MCC or its successor and shall not be paid out of the Class Payment or Settlement Fund. In the event that the Fee and Expense Award is disapproved, reduced, reversed or otherwise modified, whether on appeal, further proceedings on remand, successful collateral attack or otherwise, then Plaintiffs’ Counsel shall, within ten (10) business days after Plaintiffs’ Counsel receives notice of any such disapproval, reduction, reversal or other modification, return to MCC or its successor the difference between the attorneys’ fees and expenses awarded by the Court in the Fee and Expense Award on the one hand, and any attorneys’ fees and expenses ultimately and finally awarded on appeal, further proceedings on remand or otherwise, on the other hand.

40.  The disposition of the Fee Application and the Expense Reimbursement Application are not material terms of this Stipulation, and it is not a condition of this Stipulation that such applications be granted. The Parties acknowledge that the Fee Application and the Expense Reimbursement Application may be considered separately from this Stipulation. Any disapproval or modification of the Fee Application and/or the Expense Reimbursement Application by the Court or on appeal shall not affect or delay the enforceability of this Stipulation. Final resolution of the Fee Application and/or the Expense Reimbursement Application shall not be a condition to the dismissal, with prejudice, of the Action or to the effectiveness of the Releases.

41.  Plaintiffs’ Counsel warrant that no portion of any award of attorneys’ fees or expenses shall be paid to any Plaintiff or any Class Member, except as approved by the Court. Plaintiffs’ Counsel shall allocate the Fee and Expense Award among themselves in a manner which they, in good faith, believe reflects the contributions of such counsel to the prosecution and settlement of the Action. Defendants and the Released Defendant Parties shall have no input into or responsibility for the allocation by Plaintiffs’ Counsel of the Fee and Expense Award or for the payment of any fees or expenses of Plaintiffs’ Counsel other than the Fee and Expense Award.

H. Stay Pending Court Approval

42.  The Parties agree to maintain the stay previously entered in the Action, and to stay and not to initiate any other proceedings other than those incident to the Settlement itself pending the occurrence of the Effective Date. The Parties also agree to use their reasonable efforts to seek the stay and dismissal of, and to oppose entry of any interim or final relief in favor of any Class Member in, any other proceedings against any of the Released Defendant Parties which challenges the Settlement or otherwise involves, directly or indirectly, a Released Plaintiff Claim.

I. Termination of Settlement; Effect of Termination

43. If (a) the Court declines to enter the Scheduling Order in any material respect, (b) the Court declines to enter the Judgment in any material respect, (c) the Court enters the Judgment or an Alternative Judgment but on or following appellate review, remand, collateral attack or other proceedings the Judgment or Alternative Judgment is modified or reversed in any material respect, (d) the Amended MCC Merger Agreement and the Amended MDLY Merger Agreement are not executed on or prior to July 31, 2019 and any Party elects in writing to terminate this Stipulation, or (e) any of the other conditions of Section F hereof are not satisfied, this Stipulation shall be canceled and terminated, unless counsel for each of the Parties, within ten (10) business days from receipt of such ruling or event, agrees in writing with counsel for the other Parties to proceed with this Stipulation and the Settlement, including only with such modifications, if any, as to which all other Parties in their sole judgment and discretion may agree. For purposes of this paragraph, an intent to proceed shall not be valid unless it is expressed in a signed writing. Neither a modification nor a reversal on appeal of the amount of fees, costs and expenses awarded by the Court to Plaintiffs’ Counsel shall be deemed a material modification of the Judgment or this Stipulation.

44.  If (a) this Stipulation is disapproved, canceled or terminated pursuant to its terms, or (b) the Settlement otherwise does not become final for any reason, then the Class Payment deposited into the Account, less any Notice and Administration Costs paid, incurred or due consistent with this Stipulation, shall be refunded (pro rata as applicable) to the Stipulating Defendants (or their insurers or successors) within ten (10) business days after such disapproval, cancellation or termination.

45.  If the Effective Date does not occur, or if this Stipulation is disapproved, canceled or terminated pursuant to its terms, or the Settlement otherwise does not become final for any reason, all of the Parties and SIC shall be deemed to have reverted to their respective litigation status immediately prior to their entry into this Stipulation, and they shall proceed in all respects as if the Stipulation had not been executed and the related orders had not been entered, and in that event all of their respective claims and defenses as to any issue in the Action or the Federal Action shall be preserved without prejudice, except that Paragraph 12 of this Stipulation (under the heading “Governance Agreement”), the Governance Agreement and Paragraph 64 of this Stipulation shall survive the termination of this Stipulation. In the event the Effective Date does not occur, or this Stipulation is disapproved, canceled or terminated pursuant to its terms, or the Settlement otherwise does not become final for any reason, Defendants reserve the right to pursue the Federal Action or to oppose certification of any plaintiff class in any future proceedings (including, but not limited to, in any proceedings in the Action).

J. Miscellaneous Provisions

46.  All of the Exhibits attached hereto are material and integral parts hereof and shall be incorporated by reference as though fully set forth herein.

47.  This Stipulation may not be amended or modified, nor may any of its provisions be waived, except by a written instrument signed by counsel for all Parties or their successors-in-interest.

48.  The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

49.  Plaintiffs, on behalf of themselves and the Settlement Class, and Stipulating Defendants, on behalf of themselves and the other Released Defendant Parties, agree not to assert, whether or not for attribution, that the Action was brought or prosecuted by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. Plaintiffs, on behalf of themselves and the Settlement Class, and Stipulating Defendants, on behalf of themselves and the other Released Defendant Parties, further agree not to assert, whether or not for attribution, that the Federal Action was brought or prosecuted by MCC or defended by Plaintiffs, in bad faith or without a reasonable basis. The Parties represent and agree that the terms of the Settlement were negotiated at arm’s length and in good faith by the Parties, and reflect a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

50.  Each Party denies any and all allegations of wrongdoing, fault, liability or damage in the Action or the Federal Action. The Parties covenant and agree that neither this Stipulation, nor the fact or any terms of the Settlement, or any communications relating thereto, is evidence, or an admission or concession by any Party or their counsel, Class Member, or any other Released Defendant Party or Released Plaintiff Party, of any fault, liability or wrongdoing whatsoever, as to any facts or claims alleged or asserted in the Action or the Federal Action, or any other actions or proceedings, or as to the validity or merit of any of the claims or defenses alleged or asserted in any such action or proceeding. This Stipulation is not a finding or evidence of the validity or invalidity of any claims or defenses in the Action or the Federal Action, any wrongdoing by any Party, Class Member or other Released Defendant Party or Released Plaintiff Party, or any damages or injury to any Party, Class Member or other Released Defendant Party or Released Plaintiff Party. Neither this Stipulation, nor any of the terms and provisions of this Stipulation, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to herein or therein, nor the Settlement, nor the fact of the Settlement, nor the Settlement proceedings, nor any statements in connection therewith, (a) shall (i) be argued to be, used or construed as, offered or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any liability, fault, wrongdoing, injury or damages, or of any wrongful conduct, acts or omissions on the part of any of the Released Defendant Parties or Released Plaintiff Parties, or of any infirmity of any defense, or of any damage to Plaintiffs or any other Class Member, or (ii) otherwise be used to create or give rise to any inference or presumption against any of the Released Defendant Parties or Released Plaintiff Parties concerning any fact or any purported liability, fault, or wrongdoing of the Released Defendant Parties or Released Plaintiff Parties or any injury or damages to any person or entity, or (b) shall otherwise be admissible, referred to or used in any proceeding of any nature, for any purpose whatsoever; provided, however, that (i) the Stipulation and/or Judgment or Alternative Judgment may be introduced in any proceeding, whether in the Court or otherwise, as may be necessary to argue and establish that the Stipulation and/or Judgment or Alternative Judgment has res judicata, collateral estoppel or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and/or Judgment or Alternative Judgment or to secure any insurance rights or proceeds of any of the Released Defendant Parties or Released Plaintiff Parties, and (ii) the foregoing shall not prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party) or stock exchange regulations.

51.  The consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders regarding an award of attorneys’ fees and expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation.

52.  To the extent permitted by law, all agreements made and orders entered during the course of the Action relating to the confidentiality of documents or information shall survive this Stipulation.

53.  The waiver by any Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of any provision of this Stipulation by any other Party.

54.  The Parties acknowledge and agree that (i) any breach of this Stipulation will result in immediate and irreparable injury for which there is no adequate remedy available at law; and (ii) in addition to any other remedies available, specific performance and injunctive relief are appropriate remedies to compel performance of this Stipulation.

55.  This Stipulation and the Governance Agreement, together with the exhibits and appendices hereto and the schedules thereto, contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. A breach of Section 2, Section 3 or Section 5 of the Governance Agreement by any Party shall also constitute a breach of this Stipulation. No representations, warranties or inducements have been made to or relied upon by any Party concerning this Stipulation or its Exhibits or Appendices, other than the representations, warranties and covenants expressly set forth in such documents.

56.  This Stipulation may be executed in one or more counterparts, including by facsimile and electronic mail.

57.  The Parties and their respective counsel of record agree that they will use their best efforts to obtain all necessary approvals of the Court required by this Stipulation (including, but not limited to, using their reasonable efforts to resolve any objections raised to the Settlement).

58.  Plaintiffs’ Counsel and Stipulating Defendants’ Counsel agree to cooperate fully with one another and use reasonable efforts in seeking Court approval of the Scheduling Order, this Stipulation, and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

59. Plaintiffs and Plaintiffs’ Counsel represent and warrant that Plaintiffs are members of the Settlement Class and that none of Plaintiffs’ claims or causes of action referred to in this Stipulation has been assigned, encumbered, or otherwise transferred in any manner in whole or in part.

60.  Each counsel signing this Stipulation represents and warrants that such counsel has been duly empowered and authorized to sign this Stipulation on behalf of his or her clients.

61.  This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s length negotiations between and among the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.

62.  Should any part of this Stipulation be rendered or declared invalid by a court of competent jurisdiction, such invalidation of such part or portion of this Stipulation should not invalidate the remaining portions thereof, and they shall remain in full force and effect.

63.  This Stipulation is and shall be binding upon and shall inure to the benefit of the Released Defendant Parties and the Released Plaintiff Parties (including the Class Members) and the respective legal representatives, heirs, executors, administrators, transferees, successors and assigns of all such foregoing persons and entities and upon any corporation, partnership, or other entity into or with which any Party may merge, consolidate or reorganize.

64.  This Stipulation, the Settlement, and any and all disputes arising out of or relating in any way to this Stipulation or Settlement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any action or proceeding arising out of or relating in any way to this Stipulation or the Settlement, or to enforce any of the terms of the Stipulation or Settlement, shall (i) be brought, heard and determined exclusively in the Court, which shall retain jurisdiction over the Parties and all such disputes (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), and (ii) shall not be litigated or otherwise pursued in any forum or venue other than the Court (or, if subject matter jurisdiction is unavailable in the Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware). Each Party hereto (1)  consents to personal jurisdiction in any such action (but in no other action) brought in this Court; (2) consents to service of process by registered mail upon such Party and/or such Party’s counsel; and (3) waives any objection to venue in this Court and any claim that Delaware or this Court is an inconvenient forum.

65. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY  CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A)  NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

ABRAMS & BAYLISS LLP /s/ A. Thompson Bayliss A. Thompson Bayliss (#4379) Daniel J. McBride (#6305) 20 Montchanin Road, Suite 200 Wilmington, Delaware 19807 (302) 778-1000	MORRIS, NICHOLS, ARSHT & TUNNELL LLP William M. Lafferty (#2755) John P. DiTomo (#4850) Daniel T. Menken (#6309) Aubrey J. Morin (#6568) 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200
Counsel for Plaintiffs FrontFour Capital Group LLC and FrontFour Master Fund, Ltd.	Counsel for Defendants Brook Taube, Seth Taube, Jejf Tonkel, Medley Management Inc., MCC Advisors LLC, Medley Group LLC, Medley LLC, and Medley Capital Corporation

OF COUNSEL	OF COUNSEL

Lori Marks-Esterman Adrienne M. Ward Nicholas S. Hirst OLSHAN FROME WOLOSKY LLP 1325 Avenue of the Americas New York, NY 10019 (212) 451-2300

Jason Halper

Nathan Bull

Adam Magid

Matthew Karlan

CADWALADER, WICKERSHAM &

TAFTLLP

200 Liberty Street

New York, New York 10281

(212) 504-6300

Counsel for Defendants Brook Taube,

Seth Taube, Jejf Tonkel, Medley Management Inc., MCC Advisors LLC, Medley Group LLC, and Medley LLC

ABRAMS & BAYLISS LLP

/s/ A. Thompson Bayliss

A. Thompson Bayliss (#4379)

Daniel J. McBride (#6305)

20 Montchanin Road, Suite 200

Wilmington, Delaware 19807

(302) 778-1000

Counsel for Plaintiffs FrontFour

Capital Group LLC and FrontFour

Master Fund, Ltd.

OF COUNSEL

Lori Marks-Esterman

Adrienne M. Ward

Nicholas S. Hirst

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, NY 10019

(212) 451-2300

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ John P. DiTomo

William M. Lafferty (#2755)

John P. DiTomo (#4850)

Daniel T. Menken (#6309)

Aubrey J. Morin (#6568)

1201 N. Market Street

Wilmington, DE 19801

(302) 658-9200

Counsel for Defendants Brook Taube, Seth Taube, Jeff Tonkel, Medley Management Inc., MCC Advisors LLC, Medley Group LLC, Medley LLC, and Medley Capital Corporation

OF COUNSEL

Jason Halper

Nathan Bull

Adam Magid

Matthew Karlan

CADWALADER, WICKERSHAM & TAFT LLP

200 Liberty Street

New York, New York 10281

(212) 504-6300

Counsel for Defendants Brook Taube, Seth Taube, Jeff Tonkel, Medley Management Inc., MCC Advisors LLC, Medley Group LLC, and Medley LLC

ROSS ARONSTAM & MORITZ LLP

/s/ Garrett B. Moritz

Garrett B. Moritz (#5646)

Eric D. Selden (#4911)

S. Michael Sirkin (#5389)

100 South West Drive, Suite 400

Wilmington, DE 19801

(302) 576-1600

Counsel for Defendants Mark Lerdal, Karin Hirtler-Garvey, John Mack, and Arthur S. Ainsberg

OF COUNSEL

Alan R. Friedman

Samantha V. Ettari

Jared I. Heller

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MEDLEY CAPITAL CORPORATION STOCKHOLDER LITIGATION	) ) ) ) )	CONS. C.A. No. 2019-0100-KSJM

SCHEDULING ORDER

Certain of the parties to the above-captioned action (the “Action”), having applied pursuant to Delaware Court of Chancery Rule 23(e) for an order approving the settlement of the Action in accordance with the Stipulation and Agreement of Compromise and Settlement entered into by those parties on July 29, 2019 (the “Stipulation”), and for dismissal of the Action on the merits with prejudice upon the terms and conditions set forth in the Stipulation (the “Settlement”); the Stipulation contemplating certification by this Court of a Settlement Class in the Action; and the Court having read and considered the Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

NOW, THEREFORE, this               day of                         _, 2019, upon application of the parties, IT IS HEREBY ORDERED that:

1.  Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

2.  For purposes of settlement only, the Action shall be maintained as a non-opt-out class action under Court of Chancery Rules 23(a) and 23(b)(1) and (b)(2) on behalf of the following class (the “Settlement Class”):

Any and all record holders and beneficial owners of MCC common stock at any time during the Settlement Class Period, together with their successors and assigns, but excluding Stipulating Defendants, their Immediate Family, SIC and any person, firm, trust, corporation, joint venture, partnership, foundation or other entity related to or affiliated with any of the Stipulating Defendants, members of their Immediate Families or SIC. “Settlement Class Period” means the period between and including August 9, 2018, and the later of the (i) the Closing, (ii) the consummation of any transaction based on a Superior Proposal (as defined in the Amended MCC Merger Agreement), and (iii) the termination of the Amended MCC Merger Agreement.

3.  The Court preliminarily appoints Plaintiffs as class representatives for the Settlement Class. The Court preliminarily appoints Plaintiffs’ Counsel as counsel for the Settlement Class.

4. A hearing (the “Settlement Hearing”) will be held on                        , 2019, at      :            .m., in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware, 19801, to: (a) determine whether to certify the Settlement Class as a non- opt-out class pursuant to Court of Chancery Rule 23(a), 23(b)(1) and 23(b)(2); (b) determine whether the Court should approve the Settlement as fair, reasonable and adequate; (c) determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of the Settlement Class in the Action; (d) determine whether final judgment should be entered dismissing the Action and the Released Plaintiffs’ Claims as to the Released Defendant Parties with prejudice as against Plaintiffs and the Settlement Class, releasing the Released Plaintiffs’ Claims, and barring and enjoining prosecution of any and all Released Plaintiffs’ Claims (as provided in the Stipulation); (e) hear and determine any objections to the Settlement; (f) consider the application by Plaintiffs’ Counsel for attorneys’ fees and reimbursement of expenses; and (g) rule on such other matters as the Court may deem appropriate.

5.  The Court may adjourn and reconvene the Settlement Hearing, including the consideration of the application for attorneys’ fees, without further notice to Class Members other than by oral announcement at the Settlement Hearing or any adjournment thereof.

6.  The Court may approve the Settlement, according to the terms and conditions of the Stipulation, as it may be modified by the parties thereto, with or without further notice to Class Members. Further, the Court may render its final judgment dismissing the Action and the Released Plaintiffs’ Claims with prejudice (as provided in the Stipulation), approving releases by Plaintiffs and the Settlement Class of claims against the Released Defendant Parties, and ordering the payment of attorneys’ fees and expenses, all without further notice.

7.  The Court approves, in form and substance, the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”) substantially in the form attached as Exhibit B to the Stipulation, and the Summary Notice of Pendency and Proposed Settlement of Class Action (the “Summary Notice”) substantially in the form attached as Exhibit C to the Stipulation. The Court finds that the mailing of the Notice in substantially the manner set forth in paragraph 8 of this Order and the publication of the Summary Notice in substantially the manner set forth in paragraph 9 of this Order constitute the best notice practicable under the circumstances to all persons entitled to such notice of the Settlement Hearing and the proposed Settlement, and meets the requirements of Court of Chancery Rule 23 and of due process.

8.  No later than thirty (30) days from the date of this Order, and at least sixty (60) days before the Settlement Hearing, Plaintiffs’ Counsel shall cause the Notice to be mailed by United States mail, first class, postage pre-paid, to each person who is shown on the records of MCC, its successors in interest or their respective transfer agents, to be a record owner of any shares of common stock of MCC (the “Shares”) at any time between and including August 9, 2018 and the date of the entry of this Order, at his, her or its last known address appearing in the stock transfer records maintained by or on behalf of MCC. All record holders in the Settlement Class who were not also the beneficial owners of any Shares held by them of record shall be requested in the Notice to forward the Notice to such beneficial owners of those Shares. Plaintiffs’ Counsel shall use reasonable efforts to give notice to such beneficial owners by causing additional copies of the Notice (a) to be made available to any record holder who, prior to the Settlement Hearing, requests the same for distribution to beneficial owners, or (b) to be mailed to beneficial owners whose names and addresses are received from record owners.

9. No later than forty (40) days from the date of this Order, Plaintiffs’ Counsel shall cause the Summary Notice to be published once in Investor’s Business Daily.

10.  At least twenty (20) business days prior to the Settlement Hearing, the parties shall file any opening briefs in support of the proposed Settlement, and Plaintiffs’ Counsel shall file their application for an award of attorneys’ fees and expenses, including any supporting affidavits.

11.  At least ten (10) business days prior to the date of the Settlement Hearing, the Defendants shall file any opposition to the application for an award of attorneys’ fees and expenses filed by Plaintiffs’ Counsel, including any supporting affidavits.

12.  At least ten (10) business days prior to the date of the Settlement Hearing, Plaintiffs’ Counsel shall file with the Court proof of mailing of the Notice and proof of publication of the Summary Notice.

13.  At least five (5) business days prior to the date of the Settlement Hearing, Plaintiffs’ Counsel shall file any reply in support of their application for an award of attorneys’ fees and expenses.

14.  At the Settlement Hearing, any Class Member who desires to do so may appear personally or by counsel, and show cause, if any, why the Settlement Class should not be permanently certified pursuant to Court of Chancery Rules 23(a) and 23(b)(1) and (b)(2) as a non- opt-out settlement class; why the settlement of the Action in accordance with and as set forth in the Stipulation should not be approved as fair, reasonable and adequate and in the best interests of the Settlement Class; why the Judgment should not be entered in accordance with and as set forth in the Stipulation; or why the Court should not grant an award of reasonable attorneys’ fees and expenses to Plaintiffs’ Counsel for their services and actual expenses incurred in the Action; provided, however, that unless the Court in its discretion otherwise directs, no Class Member, or any other person, shall be entitled to contest the approval of the terms and conditions of the Settlement or (if approved) the Judgment to be entered thereon, or any award of fees and expenses to Plaintiffs’ Counsel, and no papers, briefs, pleadings or other documents submitted by any Class Member or any other person (excluding a party to the Stipulation) shall be received or considered, except by order of the Court for good cause shown, unless, no later than fifteen (15) business days prior to the Settlement Hearing, such person files with the Register in Chancery, Court of Chancery, 500 North King Street, Wilmington, DE, 19801, and serves upon the attorneys listed below: (a) a written notice of intention to appear; (b) proof of membership in the Settlement Class; (c)  a detailed statement of objections to any matter before the Court; and (d) the grounds therefore or the reasons for wanting to appear and be heard, as well as all documents or writings the Court shall be asked to consider. These writings must also be served, on or before such filing with the Court, by hand or overnight mail upon the following attorneys:

A. Thompson Bayliss Abrams & Bayliss LLP 20 Montchanin Road, Suite 200 Wilmington, DE 19807 (302) 778-1000	John P. DiTomo Morris, Nichols, Arsht & Tunnell LLP 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200

13.  Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding. Class Members who do not object need not appear at the Settlement Hearing or take any other action to indicate their approval.

14.  All proceedings in the Action, other than proceedings as may be necessary to carry out the terms and conditions of the Stipulation, shall remain stayed and suspended until further order of this Court.

Vice Chancellor McCormick

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MEDLEY CAPITAL CORPORATION STOCKHOLDER LITIGATION	) ) ) ) )	CONS. C.A. No. 2019-0100-KSJM

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF CLASS ACTION

TO:	ANY AND ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF MEDLEY CAPITAL CORPORATION COMMON STOCK AT ANY TIME BETWEEN AND INCLUDING AUGUST 9, 2018 AND THE PRESENT, TOGETHER WITH THEIR SUCCESSORS AND ASSIGNS, EXCEPT FOR THOSE PERSONS AND ENTITIES EXCLUDED FROM THE SETTLEMENT CLASS DEFINED BELOW.

PLEASE READ ALL OF THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS ACTION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT DESCRIBED BELOW, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT OR PURSUING THE RELEASED PLAINTIFFS’ CLAIMS (AS DEFINED HEREIN) AGAINST THE RELEASED DEFENDANT PARTIES (AS DEFINED HEREIN).

IF YOU HELD MCC COMMON STOCK FOR THE BENEFIT OF OTHERS, READ THE SECTION BELOW ENTITLED “INSTRUCTIONS TO BROKERS AND OTHERS WHO HELD FOR THE BENEFIT OF OTHERS.”

I.	PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed settlement (the “Settlement”) of the above- captioned lawsuit (the “Action”) pending in the Court of Chancery of the State of Delaware (the “Court”). Pursuant to the Settlement, FrontFour Capital Group LLC (“FFCG”) and FrontFour Master Fund, Ltd. (“FFMF”) (collectively, “Plaintiffs”), on their own behalf and on behalf of the Settlement Class, have agreed to dismiss with prejudice their claims against Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, Arthur S. Ainsberg, Medley Management, Inc. (“MDLY”), Medley Capital Corporation (“MCC”), MCC Advisors LLC, Medley Group LLC, and Medley LLC (collectively, “Stipulating Defendants”), which relate to certain transactions pursuant to which (i) MCC would merge with and into Sierra Income Corporation (“SIC”), with SIC continuing as the surviving company in the merger, and (ii) MDLY would merge with and into Sierra Management, Inc., a wholly owned subsidiary of SIC (“Merger Sub”), with Merger Sub continuing as the surviving company in the merger (collectively, the “Transactions”).

In consideration of the Settlement, Stipulating Defendants have agreed to amend the previously announced Agreement and Plan of Merger, dated August 9, 2018, by and between MCC and SIC (the “MCC Merger Agreement,” and, as amended, the “Amended MCC Merger Agreement”), establish a settlement fund in the event that the Closing (as defined in the Stipulation) occurs, and take other actions described herein. Also in connection with the Settlement, Plaintiffs and MCC have entered into a Governance Agreement dated July 29, 2019 (the “Governance Agreement”) as set forth herein.

This Notice also informs you of the Court’s preliminary certification of the Settlement Class for purposes of the Settlement, and notifies you of your right to participate in a hearing to be held on [●], 2019, at the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801 (the “Settlement Hearing”) to determine whether the Court should approve the Settlement as fair, reasonable and adequate and in the best interests of the Settlement Class, whether Plaintiffs and the law firms of Abrams & Bayliss LLP and Olshan Frome Wolosky LLP (“Plaintiffs’ Counsel”) have adequately represented the interests of the Settlement Class in the Action, and to consider other matters, including a request by Plaintiffs’ Counsel for an award of attorney’s fees and reimbursement of expenses incurred in connection with the prosecution of the Action.

The parties have agreed for purposes of this Settlement only that the Action shall be preliminarily maintained as a non-opt-out class action under Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2) on behalf of a Settlement Class consisting of:

Any and all record holders and beneficial owners of MCC common stock at any time during the Settlement Class Period, together with their successors and assigns, but excluding Stipulating Defendants, their Immediate Family, SIC and any person, firm, trust, corporation, joint venture, partnership, foundation or other entity related to or affiliated with any of the Stipulating Defendants, members of their Immediate Families or SIC.

“Settlement Class Period” means the period between and including August 9, 2018, and the later of the (i) the Closing, (ii) the consummation of any transaction based on a Superior Proposal (as defined in the Amended MCC Merger Agreement), and (iii) the termination of the Amended MCC Merger Agreement.

“Immediate Family” means an individual’s spouse, parents, siblings, children, grandparents, grandchildren; the spouses of his or her parents, siblings and children; and the parents and siblings of his or her spouse, and includes step and adoptive relationships. In this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic partnership or civil union.

At the Settlement Hearing, among other things, the Court will consider whether the Settlement Class should be finally certified under Court of Chancery Rule 23 and whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the Class. Further details of the Settlement Hearing are set forth herein.

This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

If the Court approves the Settlement, the parties to the Settlement (the “Parties”) will ask the Court at the Settlement Hearing to enter an Order dismissing all claims asserted in the Action with prejudice on the merits.

If you are a member of the Settlement Class (a “Class Member”), you will be bound by any judgment entered in the Action whether or not you actually receive this Notice. You may not opt out of the Class.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.	BACKGROUND OF THE ACTION

On August 9, 2018, SIC, MCC, and MDLY issued a joint press release concerning definitive agreements pursuant to which (i) MCC would, on the terms and subject to the conditions set forth in the MCC Merger Agreement, merge with and into SIC, with SIC continuing as the surviving company in the merger (the “MCC Merger”), and (ii) MDLY would, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 9, 2018, by and between MDLY, SIC, and Merger Sub (the “MDLY Merger Agreement”), merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “MDLY Merger”).

On August 15, 2018, SIC, MCC, and MDLY filed the MCC Merger Agreement and MDLY Merger Agreement with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to Current Reports on Form 8-K.

On December 21, 2018, SIC, MCC, and MDLY filed with the SEC a joint definitive proxy statement/prospectus in connection with the Transactions (the “Definitive Proxy Statement”).

On January 11, 2019, FFCG commenced an action in the Court of Chancery, captioned FrontFour Capital Group LLC, et al. v. Medley Capital Corporation, No. 2019-0021-KSJM (Del. Ch.), seeking inspection of certain of MCC’s books and records pursuant to 8 Del. C. § 220 in connection with the Transactions.

On January 16, 2019, Stephen Altman commenced an action in the Court of Chancery, captioned Stephen Altman v. Medley Capital Corporation, No. 2019-0031-KSJM (Del. Ch.), seeking inspection of certain of MCC’s books and records pursuant to 8 Del. C. § 220 in connection with the Transactions.

On February 5, 2019, SIC, MCC, and MDLY filed with the SEC definitive additional solicitation materials on Schedule 14A containing certain supplemental disclosures in connection with the Transactions (the “Proxy Supplement”).

On February 11, 2019, FFCG and FFMF commenced a purported stockholder class action in the Court of Chancery, captioned FrontFour Capital Group LLC, et al. v. Brook Taube, et al., No. 2019-0100- KSJM (Del. Ch.) (the “FrontFour Action”), against the Stipulating Defendants and SIC (collectively, “Defendants”). On February 12, 2019, FFCG and FFMF filed a Verified Amended Complaint for Injunctive Relief (the “Complaint”).

The Complaint alleged that Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, and Arthur S. Ainsberg (the “Individual Defendants”) breached their fiduciary duties to MCC stockholders in connection with the Transactions. The Complaint also alleged that MDLY, SIC, MCC Advisors LLC, Medley Group LLC, and Medley LLC aided and abetted those alleged breaches of fiduciary duties, and it sought to enjoin the vote of MCC stockholders on the Transactions and enforcement of certain provisions of the MCC Merger Agreement and to compel a curative sale process and additional disclosures.

On March 6, 2019, MCC commenced an action in the United States District Court for the Southern District of New York, captioned Medley Capital Corporation v. FrontFour Capital Group LLC, et al., No. 1:19-cv-02055-LTS (S.D.N.Y.), against FFCG, FFMF, FrontFour Capital Corporation, FrontFour Opportunity Fund, David A. Lorber, Stephen E. Loukas, Zachary R. George (collectively, “FrontFour”), Moab Capital Partners, LLC (“Moab”), HFR Asset Management, L.L.C. (“HFR”), and NexPoint Advisors, L.P. (“NexPoint,” together with FrontFour, Moab, and HFR, the “Federal Defendants”), alleging that the Federal Defendants were engaging in an illegal solicitation of MCC’s stockholders in connection with the Transactions in violation of federal securities laws (the “Federal Action”). MCC sought damages and injunctive relief to prevent the Federal Defendants from continuing their alleged illegal solicitation of MCC’s stockholders.

The Court held a trial on the claims in the FrontFour Action on March 6-7, 2019 and issued a Memorandum Opinion on March 11, 2019 (the “Decision”), which it subsequently revised on March 22, 2019.

On March 20, 2019, Altman commenced a purported stockholder class action by filing a complaint (the “Altman Complaint”) in the Court of Chancery, captioned Stephen Altman v. Brook Taube, et al., No. 2019-0219-KSJM (Del. Ch.) (the “Altman Action”), against Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, and Arthur S. Ainsberg.

The Altman Complaint alleged that the defendants in the Altman Action breached their fiduciary duties to MCC stockholders in connection with the Transactions, including by approving adjournments of the vote of the MCC stockholders on the Transactions and issuing allegedly false and misleading disclosures regarding the reasons for those adjournments.

On April 8, 2019, pursuant to a stipulation of all parties to the FrontFour Action and the Altman Action, the Court consolidated the Altman Action with the FrontFour Action, appointed the plaintiffs in the FrontFour Action as lead plaintiffs in the Action, appointed counsel to the plaintiffs in the FrontFour Action as lead plaintiffs’ counsel in the Action, and designated the Complaint as the operative complaint in the Action.

Following the Court’s issuance of the Decision, the Parties engaged in extensive, arm’s length negotiations and reached an agreement in principle to finally and fully settle the claims against the Stipulating Defendants. The final Settlement is memorialized in the Stipulation and Agreement of Compromise and Settlement (the “Stipulation”) dated July 29, 2019.

III.	THE BENEFITS OF THE SETTLEMENT

In consideration of the Settlement, the Parties have implemented or have agreed to implement the following actions:

1.	Changes to MCC Board of Directors

On April 15, 2019, David A. Lorber and Lowell W. Robinson were appointed to the board of directors of MCC (the “MCC Board”), to the classes of directors up for election in 2021 and 2020, respectively, with Messrs. Lorber and Robinson each being entitled to the same advancement and indemnification rights and insurance coverage as the other members of the MCC Board. In addition, the MCC Board added Messrs. Lorber and Robinson to MCC’s special committee of independent directors (the “MCC Special Committee”), with Mr. Lorber serving as Chair of the MCC Special Committee. Mr. Lorber also was appointed as a member of the nominating and corporate governance committee and the compensation committee of the MCC Board, and Mr. Robinson was appointed as a member of the audit committee of the MCC Board.

2.	Corrective Disclosures

Stipulating Defendants and Plaintiffs shall work in good faith to agree, as soon as reasonably practicable, upon supplemental disclosures that MCC shall disseminate consistent with the Court’s Decision, and which will also clarify that the echo voting of MCC stock deemed to be controlled by MCC management in connection with the Transactions will be calculated without regard to broker non-votes and abstentions.

3.	Waiver of Standstills

Stipulating Defendants have waived any standstill or similar agreement with MDLY or its affiliates that would otherwise still be in effect as of the date hereof, such that any such agreement will not inhibit or restrict such person or entity’s participation in MCC’s exploration of strategic alternatives.

4.	Merger Agreement Amendment

MCC and SIC have entered into the Amended MCC Merger Agreement attached to the Stipulation as Appendix 1, and, concurrently with the execution of the Amended MCC Merger Agreement, MDLY, SIC and Merger Sub entered into the Amended MDLY Merger Agreement attached to the Stipulation as Appendix 2.

Among other terms, the Amended MCC Merger Agreement provides that:

●	During the period (the “Go-Shop Period”) beginning on the date of the Amended MCC Merger Agreement and continuing until 12:01 a.m. on the 65th day after the date of the Amended MCC Merger Agreement or, if earlier, the 60th day after the later of (x) the date of the Amended MCC Merger Agreement or (y) the date on which an independent investment banker selected by the MCC Special Committee is retained by the MCC Special Committee to solicit strategic alternatives for MCC (the “No-Shop Period Start Date”):

(A)	MCC and its representatives shall have the right to directly or indirectly

(i)	solicit, initiate, propose, cause or induce the making, submission or announcement of, or encourage, facilitate or assist, whether publicly or otherwise, any Competing Proposal (as defined in the Amended MCC Merger Agreement) (or any inquiry, proposal or offer that could lead to a Competing Proposal),

(ii)	subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement (as defined in the Amended MCC Merger Agreement), the MCC Special Committee, in its discretion, may furnish to any person (and its representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such person) any non-public information relating to MCC or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records and other nonpublic information, and to any personnel, of MCC (provided that MCC will provide to SIC any information relating to MCC that was not previously provided or made available to SIC prior to or concurrently with the time it is furnished to such person, provided that MCC may omit any information to the extent that it would reveal the identity of the person making, or any terms or conditions of, the Competing Proposal or inquiry that could reasonably be expected to lead to a Competing Proposal being discussed with such person), in any such case with the intent to induce the making, submission and announcement of, and to encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, a Competing Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Competing Proposal, and

(iii)	engage in, enter into, continue, maintain, or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any Competing Proposal (or inquiries, proposals or offers or other efforts that could lead to a Competing Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Competing Proposals; and

(B)	the MCC Board shall have the right to make any MCC Adverse Recommendation Change (as defined in the Amended MCC Merger Agreement).

●	Any third party from whom MCC or any of their respective representatives has received after the date of the MCC Merger Agreement and prior to the No- Shop Period Start Date a written Competing Proposal (inclusive of any amendment or modification thereto, if delivered prior to the No-Shop Period Start Date) that the MCC Special Committee determines in good faith (such determination to be made no later than the No Shop Period Start Date), after consultation with outside legal counsel and its financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the Amended MCC Merger Agreement) shall be considered an Excluded Party (as defined in the Amended MCC Merger Agreement) and shall benefit from the go-shop provisions set forth in the Amended MCC Merger Agreement; provided that any such third party shall cease to be an Excluded Party upon the earlier of (a) 11:59 p.m. (Eastern Time) on the 14th day following the No-Shop Period Start Date and (b) such time as such Third Party finally withdraws its Competing Proposal(s); provided, further, that any amendment, supplement or modification to a Competing Proposal shall not constitute withdrawal of a Competing Proposal.

●	In the event that the Amended MCC Merger Agreement is terminated during the Go-Shop Period or prior to the 14th day following the No-Shop Period Start Date because the MCC Special Committee has made a recommendation change resulting from a Superior Proposal by an Excluded Party, MCC will not be obliged to pay a Termination Fee as defined in the Amended MCC Merger Agreement.

5.	Governance Agreement

Plaintiffs and MCC have entered into the Governance Agreement attached to the Stipulation as Appendix 3.

6.	Establishment of Settlement Fund

In the event that the Closing occurs, the Parties agree that the Class Payment (as defined below) plus all interest earned thereon (collectively, the “Settlement Fund”) will be established as set forth in the Stipulation. For the avoidance of doubt, the Settlement Fund will not be created if the Closing does not occur for any reason, including if MCC, SIC or MDLY determines to terminate the MCC Merger Agreement or the MDLY Merger Agreement prior to the Closing for any reason whatsoever, including without limitation in order for MCC to enter into an agreement with respect to a Superior Proposal (as defined in the Amended MCC Merger Agreement).

At or prior to the Closing, Defendants (except for MDLY) shall cause $17,000,000 in cash (the “Cash Component”) to be deposited into an escrow account in accordance with the terms of the Amended MCC Merger Agreement. Immediately following the Closing, Defendants (except for MDLY) shall deposit, or cause to be deposited, the Cash Component and a total of $30,000,000 in Combined Company Common Stock, the number of shares of which is to be calculated using the pro forma net asset value reported in the proxy supplement disclosing the Amended MCC Merger Agreement (the “Stock Component,” and collectively, the “Class Payment”), into an interest-bearing account controlled by Plaintiffs’ Counsel (the “Account”).

As set forth in the Stipulation and as described below, the Class Payment shall be distributed to the Class Members who hold shares of MCC common stock at the Closing and therefore are entitled to receive a portion of the consideration available to MCC shareholders in connection with the MCC Merger, in accordance with the terms of the MCC Merger Agreement (the “Merger Consideration”) for their shares of MCC common stock owned at the Closing (the “Eligible Shares,” and the owners of those shares, the “Eligible Class Members”). For the avoidance of doubt, Eligible Class Members exclude all persons and entities excluded from the Settlement Class as described in the definition of Settlement Class (the “Excluded Stockholders”).

Prior to distribution to Eligible Class Members, the Class Payment shall be used to pay the following costs and expenses, with the remaining funds constituting the “Net Settlement Amount”: (i) any and all fees, costs and expenses incurred by the Settlement Administrator, or any other person in connection with providing notice (including postage and any broker reimbursement costs) to Class Members and administering the Settlement, including all fees, costs and expenses incurred in connection with issuing payments to members of the Settlement Class (“Notice and Administration Costs”), (ii) any and all federal, state and/or local taxes of any kind (including any interest or penalties thereon) on any income earned by the Class Payment after being deposited into the Account (“Taxes”) and the reasonable expenses and costs in connection with determining the amount of, and paying, any Taxes (including, without limitation, reasonable expenses of tax attorneys and accountants), and for the preparation, mailing, administration, and distribution costs and expenses relating to the filing or the failure to file all necessary or advisable tax returns in connection with any Taxes (“Tax Expenses”), and (iii) any other fees, costs or expenses approved by the Court; provided, however, that Plaintiffs’ Counsel shall not receive any funds as part of any Taxes, Tax Expenses, or Notice and Administration Costs

Plaintiffs shall retain a Settlement Administrator to oversee the administration of the Settlement Fund and distribution of the Net Settlement Amount. Within five (5) business days of the Closing, the Stipulating Defendants (except for MDLY) shall provide or cause to be provided to the Settlement Administrator and Plaintiffs’ Counsel, at no cost to the Settlement Fund, Plaintiffs, Plaintiffs’ counsel, or the Settlement Administrator, the following information: (a) the stockholder register from MCC’s transfer agent, which listing shall include the names and mailing addresses for all registered owners of MCC common stock who or which are entitled to receive the Merger Consideration at the Closing (the “Eligible Registered Owners”) and the number of Eligible Shares held by such Eligible Registered Owners; and (b) the names and mailing addresses for each of the Excluded Stockholders and the number of shares of MCC common stock beneficially owned by the Excluded Stockholders (the “Excluded Shares”)[, and the account information (including financial institution and account numbers where the Excluded Shares were held) for such Excluded Stockholders]. In addition to the foregoing, Plaintiffs’ Counsel may request from Stipulating Defendants (except for MDLY) any additional information as may be required to distribute the Net Settlement Amount to Eligible Class Members and to ensure that the Net Settlement Amount is paid only to Eligible Class Members and not to Excluded Stockholders.

The Stipulating Defendants (except for MDLY) will also obtain from the Depository Trust Company (“DTC”) and its nominee, Cede & Co. Inc. (“Cede”), the information to be obtained from DTC necessary to facilitate DTC’s distribution of the Net Settlement Amount to Eligible Beneficial Owners (as defined below) (the “DTC Records”). The DTC Records shall include, without limitation, an allocation or “chill” report generated by DTC in anticipation of the Transactions to facilitate the allocation of the Merger Consideration to stockholders. Plaintiffs’ Counsel will use any information obtained from DTC solely for the purpose of administering the Settlement as set forth in this Stipulation, and not for any other purpose, and will not disclose any information obtained from DTC to any other party except as necessary to administer the Settlement or as required by law. Information to be provided to DTC in connection with the distribution of the Net Settlement Amount includes, without limitation, this Notice and “suppression letters” from DTC participants to which DTC will distribute portions of the Net Settlement Amount pursuant to the terms of the Stipulation (the “DTC Participants”) concerning the Excluded Shares, instructing DTC to withhold payment on those Excluded Shares and containing other terms as DTC may reasonably require.

The Net Settlement Amount shall be distributed from the Account by the Settlement Administrator to Eligible Class Members on a pro rata basis equal to the product of (a) the number of Eligible Shares held by each Eligible Class Member and (b) the per-share recovery under the Settlement, which will be calculated by dividing the total amount of the Net Settlement Amount by the total number of Eligible Shares held by all Eligible Class Members (the “Per-Share Recovery”), as promptly as practicable after all of the following conditions are satisfied: (i) the Class Payment has been deposited into the Account following the Closing, (ii) the Court of Chancery has entered the Judgment (as defined below) substantially in the form attached to the Stipulation as Exhibit D, or entered an Alternative Judgment (as defined below) dismissing the Action with prejudice and providing for the Releases (as defined below) and none of the Parties elects to terminate the Settlement; (iii) the Judgment or Alternative Judgment, as the case may be, has become Final (as defined below); and (iv) on notice to Stipulating Defendants’ Counsel, Plaintiffs’ Counsel have applied for, and the Court of Chancery has entered, an order authorizing the specific distribution of the Net Settlement Amount (the “Class Distribution Order”). Through the Settlement and the Stipulation, the Parties are not intending to create appraisal rights in connection with the Transactions, and the Parties have agreed to use their best efforts to obtain an order from the Court of Chancery confirming that the distribution of the Net Settlement Amount to Eligible Class Members will not give rise to appraisal rights in connection with the Transactions.

With respect to MCC common stock held of record by Cede, the Settlement Administrator will cause that portion of the Net Settlement Amount to be allocated to the ultimate beneficial owner of any shares of MCC common stock at the Closing (the “Eligible Beneficial Owners,” provided, however, that no Excluded Stockholder may be an Eligible Beneficial Owner), who held their shares through DTC Participants to be paid to DTC. DTC shall then distribute that portion of the Net Settlement Amount among the DTC Participants by paying each the Per- Share Recovery times its respective number of shares of MCC common stock reflected on the DTC allocation report used by DTC to distribute portions of the Net Settlement Amount (for each DTC Participant, the “Closing Security Position”), using the same mechanism that DTC used to distribute the Merger Consideration and subject to payment suppression instructions with respect to Excluded Shares. The DTC Participants and their respective customers, including any intermediaries, shall then ensure pro rata payment to each Eligible Beneficial Owner in accordance with each Eligible Beneficial Owner’s number of shares of MCC common stock beneficially owned by such Eligible Beneficial Owner as of Closing (for each Eligible Beneficial Owner, the “Closing Beneficial Ownership Position,” provided, however, that no Excluded Shares may comprise any part of any Closing Beneficial Ownership Position).

With respect to MCC common stock held of record as of the Closing other than by Cede, as nominee for DTC (a “Closing Non-Cede Record Position”), the payment with respect to each such Closing Non-Cede Record Position shall be made by the Settlement Administrator from the Net Settlement Amount directly to the record owner of each Closing Non-Cede Record Position in an amount equal to the Per-Share Recovery times the number of shares of MCC common stock comprising such Closing Non-Cede Record Position.

For the avoidance of doubt, to the extent that any record owner, any DTC Participants, or their respective customers, including any intermediaries, took or permitted actions that had the effect of increasing the number of shares of MCC common stock entitled to payment of the Merger Consideration, whether through permitted naked short-selling or the cash settlement of short positions or through any other means (“Increased Merger Consideration Entitlements”), such record owner, DTC Participants, or their respective customer (including intermediaries) shall be responsible for paying to the ultimate beneficial owners of such Increased Merger Consideration Entitlements an amount equal to the Per-Share Recovery times the number of the Increased Merger Consideration Entitlements.

For the avoidance of doubt, a person or entity who acquired shares of MCC common stock on or before the Closing but had not settled those shares at Closing (“Non-Settled Shares”) shall be treated as an Eligible Beneficial Owner with respect to those Non-Settled Shares (except for the Excluded Shares), and a person who sold those Non-Settled Shares on or before the Closing shall not be treated as an Eligible Beneficial Owner with respect to those Non-Settled Shares.

Payment from the Net Settlement Amount made pursuant to and in the manner set forth above shall be deemed conclusive of compliance with the Stipulation.

The Stipulating Defendants and any other Excluded Stockholder shall not have any right to receive any part of the Settlement Fund for his, her or its own account(s) (i.e., accounts for which he, she or it is a beneficial owner, holds a proprietary interest or controls), or any additional amount based on any claim relating to the fact that Settlement proceeds are being received by any other stockholder, in each case under any theory, including but not limited to contract, application of statutory or judicial law, or equity.

In the event that any payment from the Net Settlement Amount is undeliverable or in the event a check is not cashed by the stale date (i.e., more than six months from the check’s issue date), the DTC Participants or the holder of a Closing Non-Cede Record Position shall follow their respective policies with respect to further attempted distribution or escheatment.

All Taxes and Tax Expenses shall be paid out of the Settlement Fund, and shall be timely paid by Plaintiffs’ Counsel without further order of the Court. Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with the Stipulation and in all events shall reflect that all Taxes on the income earned by the Class Payment shall be paid out of the Settlement Fund, as provided herein. Stipulating Defendants shall not be liable for any Taxes, Tax Expenses, or income taxes owed by any Class Member.

IV.	RELEASES

The Stipulation provides that upon the Effective Date (defined below), Plaintiffs and all Class Members, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Defendant Parties (defined below) from and with respect to every one of the Released Plaintiffs’ Claims (defined below), and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any Released Plaintiffs’ Claims against any of the Released Defendant Parties.

As set forth in the Stipulation:

1.	“Effective Date” means the first date by which all of the events and conditions specified in Section F of the Stipulation have occurred and been met (or have been waived in a writing signed by the Party for whose benefit the conditions exist).

2.	“Judgment” means the Order and Final Judgment to be entered in the Action substantially in the form attached as Exhibit D to the Stipulation.

3.	“Final,” when referring to the Judgment, means entry of the Judgment, the expiration of any time for appeal or review of the Judgment, or, if any appeal is filed and not dismissed or withdrawn, after the Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or other review, and the time for any petition for reargument, appeal or review of the Judgment or any order affirming the Judgment has expired; or, in the event that the Court enters a judgment in a form other than the form attached to the Stipulation as Exhibit D (“Alternative Judgment”) and none of the Parties elects to terminate the Stipulation, the expiration of any time for appeal or review of the Alternative Judgment, or if an appeal is filed and not dismissed or withdrawn, after the Alternative Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or other review, and the time for any petition for reargument, appeal or review of the Alternative Judgment or any order affirming the Alternative Judgment has expired; provided, however, that any disputes or appeals relating solely to the amount, payment or allocation of Plaintiffs’ Counsel’s attorneys’ fees and expenses shall have no effect on finality for purposes of determining the date on which the Judgment or an Alternative Judgment becomes Final and shall not otherwise prevent, limit or otherwise affect the effectiveness of the Judgment or an Alternative Judgment or prevent, limit, delay or hinder entry of the Judgment or an Alternative Judgment.

4.	“Released Defendant Parties” means (i) any and all of the Stipulating Defendants; (ii) the Stipulating Defendants’ Immediate Family members, and respective past or present direct or indirect affiliates, associates, members, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors (including the financial advisor to the MCC Special Committee), insurers, and attorneys (including Stipulating Defendants’ Counsel); and (iii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors- in-interest, successors-in-interest and assigns of any of the foregoing.

5.	“Immediate Family” means an individual’s spouse, parents, siblings, children, grandparents, grandchildren; the spouses of his or her parents, siblings and children; and the parents and siblings of his or her spouse, and includes step and adoptive relationships. In this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic partnership or civil union.

6.	“Stipulating Defendants’ Counsel” means the law firms of Morris, Nichols, Arsht & Tunnel LLP; Cadwalader, Wickersham & Taft LLP; Ross Aronstam & Moritz LLP; and Kramer Levin Naftalis & Frankel LLP.

7.	“Released Plaintiffs’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Plaintiffs’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Federal Action. Notwithstanding the foregoing, the Released Plaintiffs’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement.

8.	“Claims” mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, fines, sanctions, fees, attorneys’ fees, expert or consulting fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, which now exist, or heretofore or previously existed, including known claims and Unknown Claims, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including but not limited to any claims under federal or state securities law, federal or state antitrust law, or under state disclosure law or any claims that could be asserted derivatively on behalf of MCC).

9.	“Closing” means the consummation of the Transactions.

10.	“Unknown Claims” means any and all Released Plaintiffs’ Claims which Plaintiffs or any other Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Plaintiffs’ Claims against the Released Defendant Parties, which if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement, and any and all Released Defendants’ Claims which any Stipulating Defendant or any other Released Defendant Party does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Defendants’ Claims against the Released Plaintiff Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, the Parties have stipulated and agreed that upon the Effective Date, Plaintiffs and Stipulating Defendants shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment or Alternative Judgment that becomes Final shall have expressly, waived, relinquished and released any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or other jurisdiction, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Plaintiffs and Stipulating Defendants have acknowledged, and the other Class Members by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Plaintiffs’ Claims and the Released Defendants’ Claims, but that it is the intention of Plaintiffs and Stipulating Defendants, and by operation of law the other Class Members, to completely, fully, finally and forever extinguish any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Stipulating Defendants have acknowledged, and the other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiffs’ Claims was separately bargained for and was a key element of the Settlement.

The Stipulation also provides that upon the Effective Date, each of the Stipulating Defendants, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Plaintiff Parties (defined below) from and with respect to every one of the Released Defendants’ Claims (defined below), and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.

As set forth in the Stipulation:

1.	“Released Plaintiff Parties” means (i) any and all of Plaintiffs, FrontFour and their respective past or present direct or indirect affiliates, associates, members, managers, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors, insurers, and attorneys (including Plaintiffs’ Counsel); (ii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in- interest and assigns of any of the foregoing; and (iii) all other Class Members.

2.	“Released Defendants’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Defendants’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Action and all Claims that were or could have been asserted in the Federal Action, provided, however, that the Released Defendants’ Claims shall not include any Claims that were or could have been asserted in the Federal Action against any of the Highland Parties (as defined in the Stipulation). Notwithstanding the foregoing, the Released Defendants’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement.

V.	REASONS FOR THE SETTLEMENT

Plaintiffs’ Counsel have conducted an investigation and pursued discovery relating to the claims and the underlying events and transactions alleged in the Action. Plaintiffs’ Counsel have analyzed the evidence adduced during their investigation, through discovery and at trial, and have researched the applicable law with respect to Plaintiffs and the Settlement Class. In negotiating and evaluating the terms of the Stipulation, Plaintiffs’ Counsel considered the significant legal and factual defenses to Plaintiffs’ claims, including the possibility of appeal of the Decision. Plaintiffs and Plaintiffs’ Counsel have received sufficient information to evaluate the merits of this proposed Settlement. Based upon their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement set forth in the Stipulation is fair, reasonable and adequate and in the best interests of all Class Members, and that it confers substantial benefits upon the Class Members.

Stipulating Defendants deny any and all allegations of wrongdoing, fault, liability or damage to Plaintiffs or to other Class Members; deny that they engaged in, committed or aided or abetted the commission of any breach of duty, wrongdoing or violation of law; deny that Plaintiffs or any of the other Class Members suffered any damage whatsoever; deny that they acted improperly in any way; believe that they acted properly at all times; maintain that they complied with their fiduciary duties; maintain that they have complied with federal and state securities laws; and maintain that they have committed no disclosure violations or any other breach of duty or wrongdoing whatsoever in connection with the Transactions.

The Parties have entered into the Stipulation solely to eliminate the uncertainties, burden and expense of further litigation. Nothing in the Stipulation shall be construed as any admission by any of the Parties of wrongdoing, fault, liability, or damages whatsoever.

VI.	APPLICATION FOR ATTORNEY’S FEES AND EXPENSES

Plaintiffs’ Counsel will apply to the Court for a collective award of attorney’s fees to Plaintiffs’ Counsel which shall be no greater than [●]. Plaintiffs’ Counsel also will apply to the Court for reimbursement of litigation expenses paid or incurred by Plaintiffs’ Counsel or advanced by Plaintiffs of no more than [●]. As of the execution of the Stipulation, the Parties have not discussed the amount of any application by Plaintiffs’ Counsel for an award of attorney’s fees and expenses. Stipulating Defendants reserve all rights and all grounds to object to, oppose, consent to, or take no position on the amount of fees and expenses sought by Plaintiffs’ Counsel.

The Parties have agreed that any fees and expenses awarded by the Court to Plaintiffs’ Counsel shall be paid by MCC or its successor and shall not be paid out of the Class Payment or Settlement Fund.

VII.	CLASS ACTION DETERMINATION

For purposes of this Settlement, the Court has ordered that the Action shall be preliminarily maintained as a non-opt-out class, pursuant to Court of Chancery Rules 23(b)(1) and (b)(2), consisting of the Settlement Class Members.

VIII.	SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing, which will be held on [●], 2019 at [●] (the “Settlement Hearing Date”), in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801 to: (a) determine whether to certify a Settlement Class consisting of the persons and entities described above as a non-opt-out class pursuant to Court of Chancery Rules 23(b)(1) and 23(b)(2); (b) determine whether the Court should approve the Settlement as fair, reasonable and adequate and in the best interests of the Settlement Class; (c) determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of the Settlement Class in the Action; (d) determine whether final judgment should be entered dismissing the Action and the Released Plaintiffs’ Claims as to the Released Defendant Parties with prejudice and barring and enjoining prosecution of any and all Released Plaintiffs’ Claims (as provided in the Stipulation); (e) hear and determine any objections to the Settlement; (f) consider the application by Plaintiffs’ Counsel for attorney’s fees and reimbursement of expenses; and (g) rule on such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn and reconvene the Settlement Hearing, including the hearing on the application for attorney’s fees and expenses, without further notice to Class Members other than oral announcement at the Settlement Hearing. The Court has also reserved the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Settlement Class.

IX.	RIGHT TO APPEAR AND OBJECT

Any member of the Settlement Class who objects to the Settlement and/or the Order and Final Judgment to be entered by the Court, and/or Plaintiffs’ Counsel’s application for attorney’s fees and expenses, or otherwise wishes to be heard, may appear personally or by counsel at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no member of the Settlement Class may be heard and no papers or briefs submitted by or on behalf of any member of the Settlement Class shall be received and considered, except by Order of the Court for good cause shown, unless, no later than fifteen (15) business days prior to the Settlement Hearing, such person files in this Action with the Register in Chancery, Court of Chancery, 500 North King Street, Wilmington, DE, 19801: (a) a written notice of intention to appear; (b) proof of membership in the Settlement Class; (c) a detailed statement of objections to any matter before the Court; and (d) the grounds therefore or the reasons for wanting to appear and be heard, as well as all documents or writings the Court shall be asked to consider. These writings must also be served, on or before such filing with the Court, by hand or overnight mail upon the following attorneys:

A. Thompson Bayliss Abrams & Bayliss LLP 20 Montchanin Road, Suite 200 Wilmington, DE 19807 (302) 778-1000	John P. DiTomo Morris, Nichols, Arsht & Tunnell LLP 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200

Any Class Member who does not object to the Settlement or the request by Plaintiffs’ Counsel for an award of attorney’s fees and expenses need not take any action with respect to this Notice or this Settlement.

Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the judgment to be entered in the Action, or the fee and expense application, nor will he, she or it otherwise be entitled to be heard, except by filing a written objection as described above.

Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.	INTERIM STAY

The Parties have agreed to maintain the stay previously entered in the Action and to stay and not to initiate any other proceedings other than those incident to the Settlement itself pending the occurrence of the Effective Date. The Parties also have agreed to use their reasonable efforts to seek the stay and dismissal of, and to oppose entry of any interim or final relief in favor of any Class Member in, any other proceedings against any of the Released Defendant Parties which challenges the Settlement or otherwise involves, directly or indirectly, a Released Plaintiff Claim.

XI.	ORDER AND JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Settlement Class, the Court will enter an Order and Final Judgment, which will, among other things:

a.	Determine that the form and manner of notice of the Settlement was the best notice practicable under the circumstances and fully complied with each of the requirements of due process, Delaware Court of Chancery Rule 23 and applicable law;

b.	Determine that, for settlement purposes only, the Action is a proper class action pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), and finally certify the Settlement Class;

c.	Determine that all members of the Settlement Class are bound by the Order and Final Judgment;

d.	Determine that the Settlement is fair, reasonable, adequate, and in the best interests of the Settlement Class;

e.	Dismiss the Action with prejudice, on the merits and without costs (except as provided in the Stipulation);

f.	Fully, finally and forever release, settle and discharge the Released Defendant Parties from and with respect to every one of the Released Plaintiffs’ Claims;

g.	Bar and enjoin Plaintiffs and any Class Members from instituting, commencing, or prosecuting any and all Released Plaintiffs’ Claims against any Released Defendant Parties; and

h.	Award Plaintiffs’ Counsel such attorney’s fees and expenses as the Court deems fair and reasonable.

i.	Provide that the Order and Final Judgment, including the release of all Released Plaintiffs’ Claims against all Released Defendant Parties, shall have res judicata and other preclusive effect in all pending and future lawsuits, arbitrations or other proceedings maintained by or on behalf of the Plaintiffs or any other Class Members, as well as any and all of their respective successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, trustees, executors, administrators, estates, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them.

If the Effective Date does not occur, or if the Stipulation is disapproved, canceled or terminated pursuant to its terms, or the Settlement otherwise does not become final for any reason, all of the Parties and SIC shall be deemed to have reverted to their respective litigation status immediately prior to their entry into the Stipulation, and they shall proceed in all respects as if the Stipulation had not been executed and the related orders had not been entered, and in that event all of their respective claims and defenses as to any issue in the Action or the Federal Action shall be preserved without prejudice, except that, as set forth more fully in the Stipulation, the Governance Agreement and certain paragraphs of the Stipulation shall survive the termination of the Stipulation. In the event the Effective Date does not occur, or the Stipulation is disapproved, canceled or terminated pursuant to its terms, or the Settlement otherwise does not become Final for any reason, Stipulating Defendants reserve any and all rights to pursue the Federal Action or to oppose certification of any plaintiff class in any future proceedings (including, but not limited to, in any proceedings in the Action).

XII.	INSTRUCTIONS TO BROKERS AND OTHERS WHO HELD FOR THE BENEFIT OF OTHERS

Brokerage firms, banks and/or other persons or entities who held shares of MCC common stock for the benefit of others are requested to immediately send this Notice to all such beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies or provision of a list of names and mailing addresses of beneficial owners may be made to:

[Contact Info Of Settlement Administrator]

XIII.	SCOPE OF THE NOTICE

This Notice is not all-inclusive. The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Action, claims which have been asserted by the Parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Settlement Class are referred to the Court files in the Action.

You or your attorney may examine the Court files from the Action during regular business hours of each business day at the office of the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.

Questions or comments may be directed to counsel for the Plaintiffs:

A. Thompson Bayliss

Abrams & Bayliss LLP

20 Montchanin Road, Suite 200

Wilmington, Delaware 19807

(302) 778-1000

Lori Marks-Esterman

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

DO NOT WRITE OR TELEPHONE THE COURT

Dated: [●]

EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MEDLEY CAPITAL CORPORATION STOCKHOLDER LITIGATION	) ) ) ) )	CONS. C.A. No. 2019-0100-KSJM

SUMMARY NOTICE OF PENDENCY AND

PROPOSED SETTLEMENT OF CLASS ACTION

TO:	ANY AND ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF MEDLEY CAPITAL CORPORATION COMMON STOCK AT ANY TIME BETWEEN AND INCLUDING AUGUST 9, 2018 AND THE PRESENT, TOGETHER WITH THEIR SUCCESSORS AND ASSIGNS.

PLEASE READ THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY A CLASS ACTION LAWSUIT PENDING IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the Court of Chancery of the State of Delaware (the “Court”), dated [●], that Plaintiffs and certain Defendants in the above-captioned class action lawsuit (the “Action”), challenging certain transactions pursuant to which (i) Medley Capital Corporation would merge with and into Sierra Income Corporation (“SIC”), with SIC continuing as the surviving company in the merger, and (ii) Medley Management Inc. would merge with and into Sierra Management, Inc., a wholly owned subsidiary of SIC (“Merger Sub”), with Merger Sub continuing as the surviving company in the merger, have entered into a proposed settlement of the Action (the “Settlement”). A settlement hearing will be held in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, on [●] 2019, at [●] (the “Settlement Hearing”) to, among other things: (a) determine whether to certify a settlement class consisting of the persons and entities described above, except for certain persons and entities who are excluded from the settlement class by definition, as a non-opt- out class pursuant to Court of Chancery Rules 23(b)(1) and 23(b)(2) (the “Settlement Class”); (b)  determine whether the Court should approve the Settlement as fair, reasonable and adequate and in the best interests of the Settlement Class; (c) determine whether Plaintiffs and Plaintiffs’ Counsel have adequately represented the interests of the Settlement Class in the Action; (d) determine whether final judgment should be entered dismissing the Action and the Released Plaintiffs’ Claims as to the Released Defendant Parties with prejudice and barring and enjoining prosecution of any and all Released Plaintiffs’ Claims (as provided in the Settlement); (e) hear and determine any objections to the Settlement; (f) consider the application by Plaintiffs’ Counsel for attorneys’ fees and reimbursement of expenses, and any objections thereto; and (g) rule on such other matters as the Court may deem appropriate.

IF YOU ARE A MEMBER OF THE SETTLEMENT CLASS DESCRIBED ABOVE, YOUR RIGHTS WILL BE AFFECTED BY THE PENDING ACTION AND THE SETTLEMENT. If you have not yet received the full printed Notice of Pendency and Proposed Settlement of Class Action (the “Notice”), you may obtain a copy of the Notice by contacting Plaintiffs’ Counsel:

Lori Marks-Esterman

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

If you are a Settlement Class member you will be bound by any judgment entered in the Action. Any objections to the Settlement and/or application for attorneys’ fees and expenses must be filed with the Court and delivered to all counsel listed in the Notice such that they are received no later than [●], 2019, in accordance with the instructions set forth in the Notice. Settlement Class members who do not object need not appear at the Settlement Hearing or take any other action to indicate their approval.

PLEASE DO NOT CONTACT THE COURT OR THE CLERK’S OFFICE REGARDING THIS NOTICE. Inquiries may be made to Plaintiffs’ Counsel:

A. Thompson Bayliss	Lori Marks-Esterman
Abrams & Bayliss LLP	Olshan Frome Wolosky LLP
20 Montchanin Road, Suite 200	1325 Avenue of the Americas
Wilmington, Delaware 19807	New York, New York 10019

Dated:                   , 2019

BY ORDER OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE

EXHIBIT D

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MEDLEY CAPITAL CORPORATION STOCKHOLDER LITIGATION	) ) ) ) )	CONS. C.A. No. 2019-0100-KSJM

ORDER AND FINAL JUDGMENT

On this                    day of                       , 2019, a hearing having been held before this Court to determine whether the terms and conditions of the Stipulation and Agreement of Compromise and Settlement, dated July 29, 2019 (the “Stipulation”), which is incorporated herein by reference, 1 and the terms and conditions of the settlement proposed in the Stipulation (the “Settlement”) are fair, reasonable and adequate for the settlement of all claims asserted herein; and whether an Order and Final Judgment should be entered in the above-captioned consolidated class action (the “Action”); and the Court having considered all matters submitted to it at the hearing and otherwise;

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.  The mailing of the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”) pursuant to and in the manner prescribed in the Scheduling Order entered on                              , 2019 (the “Scheduling Order”), which was mailed by first class mail on                           , 2019, combined with the publication of the Summary Notice of Pendency and Proposed Settlement of Class Action (the “Summary Notice”) pursuant to and in the manner prescribed in the Scheduling Order, which was published on                           , 2019, is hereby determined to be the best notice practicable under the circumstances and in full compliance with Court of Chancery Rule 23, the requirements of due process and applicable law. It is further determined that all Class Members are bound by the Order and Final Judgment herein.

2.  The Court finds that the Action is a proper class action pursuant to Court of Chancery Rules 23(a) and 23(b)(1) and (b)(2) and hereby certifies a non-opt-out Settlement Class as consisting of:

Any and all record holders and beneficial owners of MCC common stock at any time during the Settlement Class Period, together with their successors and assigns, but excluding Stipulating Defendants, their Immediate Family, SIC and any person, firm, trust, corporation, joint venture, partnership, foundation or other entity related to or affiliated with any of the Stipulating Defendants, members of their Immediate Families or SIC.

“Settlement Class Period” means the period between and including August 9, 2018, and the later of the (i) the Closing, (ii) the consummation of any transaction based on a Superior Proposal (as defined in the Amended MCC Merger Agreement), and (iii) the termination of the Amended MCC Merger Agreement.

“Stipulating Defendants” means Brook Taube, Seth Taube, Jeff Tonkel, Mark Lerdal, Karin Hirtler-Garvey, John E. Mack, Arthur S. Ainsberg, Medley Management Inc. (“MDLY”), Medley Capital Corporation (“MCC”), MCC Advisors LLC, Medley Group LLC, and Medley LLC.

“Immediate Family” means an individual’s spouse, parents, siblings, children, grandparents, grandchildren; the spouses of his or her parents, siblings and children; and the parents and siblings of his or her spouse, and includes step and adoptive relationships. In this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic partnership or civil union.

1 Capitalized terms (other than proper nouns) that are not defined herein shall have the meanings set forth in the Stipulation.

3.  Specifically, the Court finds that the Settlement Class satisfies the numerosity requirement of Rule 23(a)(1). As of December 21, 2018, there were over 54,474,211 shares of common stock (“Shares”) of Medley Capital Corporation (“MCC”) issued and outstanding which are publicly traded and held by thousands of beneficial owners. There are common issues of fact and law in the Action sufficient to satisfy Rule 23(a)(2), including whether the disclosures made in connection with the Transactions were adequate, whether the Stipulating Defendants breached their fiduciary duties to Class Members (as defined in the Stipulation), whether MDLY, SIC, MCC Advisors LLC, Medley Group LLC, and Medley LLC aided and abetted these breaches, and whether the Plaintiffs and Class Members were injured as a consequence of Defendants’ actions. The claims of the Plaintiffs’ in the Action are typical of the claims of absent members of the Settlement Class in that they all arise from the same allegedly wrongful conduct and are based on the same legal theories, satisfying Rule 23(a)(3). The Plaintiffs and Plaintiffs’ Counsel are adequate representatives of the Settlement Class, satisfying Rule 23(a)(4). The prosecution of separate actions by individual members of the Settlement Class would create a risk of inconsistent adjudications which would establish incompatible standards of conduct for Defendants, and, as a practical matter, the disposition of this Action will influence the disposition of any pending or future identical cases brought by other members of the Settlement Class, satisfying Rule 23(b)(1); and there were allegations that Defendants acted or refused to act on grounds generally applicable to the Class, satisfying Rule 23(b)(2).

4.  The Settlement of this Action as provided for in the Stipulation is approved as fair, reasonable and adequate, and in the best interests of Plaintiffs and the Settlement Class.

5.  The Parties are hereby authorized and directed to consummate the Settlement in accordance with the terms and provisions of the Stipulation, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

6.  “Released Defendants’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Defendants’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Action and all Claims that were or could have been asserted in the Federal Action, provided, however, that the Released Defendants’ Claims shall not include any Claims that were or could have been asserted in the Federal Action against any of the Highland Parties. Notwithstanding the foregoing, the Released Defendants’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement.

7. “Released Defendant Parties” means (i) any and all of the Stipulating Defendants; (ii) the Stipulating Defendants’ Immediate Family members, and respective past or present direct or indirect affiliates, associates, members, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors (including the financial advisor to the MCC Special Committee), insurers, and attorneys (including Stipulating Defendants’ Counsel); and (iii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in- interest, successors-in-interest and assigns of any of the foregoing.

8.  “Released Plaintiffs’ Claims” means all Claims that were or could have been asserted in the Action, including, without limitation, all Claims arising out of or relating to (i) alleged mismanagement of MCC; (ii) the Transactions (including any actions, deliberations and negotiations relating thereto); (iii) the MCC Merger Agreement, the Amended MCC Merger Agreement, the MDLY Merger Agreement, and the Amended MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iv) the disclosures regarding the Transactions; (v) the fiduciary duties or obligations of the Stipulating Defendants in connection with the review of strategic alternatives available to MCC; (vi) the vote or any adjournment of the vote of MCC stockholders on the MCC Merger; and (vii) proxy solicitation efforts in connection with the votes of the MCC stockholders on the MCC Merger. Released Plaintiffs’ Claims shall also include all Claims arising out of or relating to the prosecution and settlement of the Federal Action. Notwithstanding the foregoing, the Released Plaintiffs’ Claims shall not include claims to enforce the Stipulation or the Governance Agreement.

9.  “Released Plaintiff Parties” means (i) any and all of Plaintiffs, FrontFour and their respective past or present direct or indirect affiliates, associates, members, managers, partners, partnerships, investment funds, subsidiaries, parents, predecessors, successors, officers, directors, employees, agents, representatives, advisors, financial or investment advisors, insurers, and attorneys (including Plaintiffs’ Counsel); (ii) the legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns of any of the foregoing; and (iii) all other Class Members.

10.  “Unknown Claims” means any and all Released Plaintiffs’ Claims which Plaintiffs or any other Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Plaintiffs’ Claims against the Released Defendant Parties, which if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement, and any and all Released Defendants’ Claims which any Stipulating Defendant or any other Released Defendant Party does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Defendants’ Claims against the Released Plaintiff Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and Stipulating Defendants shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment or Alternative Judgment that becomes Final shall have expressly, waived, relinquished and released any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or other jurisdiction, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Plaintiffs and Stipulating Defendants acknowledge, and the other Class Members by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Plaintiffs’ Claims and the Released Defendants’ Claims, but that it is the intention of Plaintiffs and Stipulating Defendants, and by operation of law the other Class Members, to completely, fully, finally and forever extinguish any and all Released Plaintiffs’ Claims and Released Defendants’ Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Stipulating Defendants acknowledge, and the other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiffs’ Claims was separately bargained for and was a key element of the Settlement.

11.  The Court hereby finds and concludes that the distribution of the Net Settlement Amount (including the Cash Component) from the Account to Eligible Class Members does not give rise to appraisal rights in connection with the Transactions.

12.  This Action and the Released Plaintiffs’ Claims are hereby dismissed as to the Released Defendant Parties on the merits and with prejudice, and without costs.

13.  Upon the Effective Date, Plaintiffs and all Class Members, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Defendant Parties from and with respect to every one of the Released Plaintiffs’ Claims, and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any Released Plaintiffs’ Claims against any of the Released Defendant Parties.

14.  Upon the Effective Date, each of the Stipulating Defendants, on behalf of themselves, their legal representatives, heirs, executors, administrators, estates, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall thereupon fully, finally and forever, release, settle and discharge the Released Plaintiff Parties from and with respect to every one of the Released Defendants’ Claims, and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.

15.  Neither this Judgment, the Stipulation, the fact or any terms of the Settlement, nor any communications relating thereto, is evidence, or an admission or concession by any Party or their counsel, Class Member, or any other Released Defendant Party or Released Plaintiff Party, of any fault, liability or wrongdoing whatsoever, as to any facts or claims alleged or asserted in the Action or the Federal Action, or any other actions or proceedings, or as to the validity or merit of any of the claims or defenses alleged or asserted in any such action or proceeding.

16.  Neither this Judgment nor the Stipulation is a finding or evidence of the validity or invalidity of any claims or defenses in the Action or the Federal Action, any wrongdoing by any Party, Class Member or other Released Defendant Party or Released Plaintiff Party, or any damages or injury to any Party, Class Member or other Released Defendant Party or Released Plaintiff Party.

17.  Neither this Judgment, the Stipulation, nor any of the terms and provisions of the Stipulation, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to herein or therein, nor the Settlement, nor the fact of the Settlement, nor the Settlement proceedings, nor any statements in connection therewith, (a) shall (i) be argued to be, used or construed as, offered or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any liability, fault, wrongdoing, injury or damages, or of any wrongful conduct, acts or omissions on the part of any of the Released Defendant Parties or Released Plaintiff Parties, or of any infirmity of any defense, or of any damage to Plaintiffs or any other Class Member, or (ii) otherwise be used to create or give rise to any inference or presumption against any of the Released Defendant Parties or Released Plaintiff Parties concerning any fact or any purported liability, fault, or wrongdoing of the Released Defendant Parties or Released Plaintiff Parties or any injury or damages to any person or entity, or (b) shall otherwise be admissible, referred to or used in any proceeding of any nature, for any purpose whatsoever; provided, however, that (i) the Stipulation and/or this Judgment may be introduced in any proceeding, whether in the Court or otherwise, as may be necessary to argue and establish that the Stipulation and/or Judgment has res judicata, collateral estoppel or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and/or Judgment or to secure any insurance rights or proceeds of any of the Released Defendant Parties or Released Plaintiff Parties, and (ii) the foregoing shall not prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party) or stock exchange regulations.

18. Plaintiffs’ Counsel are hereby awarded attorneys’ fees in the sum of $                      in connection with the Action, which sum the Court finds to be fair and reasonable, and reimbursement of expenses in the amount of $                     . Such sums shall be paid pursuant to the provisions of the Stipulation within five (5) business days of the entry of this Order and Final Judgment. No counsel representing any Class Member in the Action shall make any further or additional application for fees and expenses to the Court or any other court.

19.  If the Effective Date does not occur, this Order and Final Judgment shall be rendered null and void and shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void; the Parties and SIC returned, without prejudice in any way, to their respective litigation positions immediately prior to the execution of the Stipulation.

20.  The binding effect of this Order and Final Judgment and the obligations of Plaintiffs, Class Members and Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of Plaintiffs’ Counsel’s (or any other counsel’s) application for an award of attorneys’ fees and expenses.

21.  All Class Members shall be and are deemed bound by the Stipulation and this Order and Final Judgment. This Order and Final Judgment, including the release of all Released Plaintiffs’ Claims against all Released Defendant Parties, shall have res judicata and other preclusive effect in all pending and future lawsuits, arbitrations or other proceedings maintained by, or on behalf of, any of the Plaintiffs or any Class Members, as well as their respective heirs, executors, administrators, estates, predecessors-in-interest, predecessors, successors-in-interest, successors, and assigns and anyone claiming through or on behalf of any of them.

22.  Without further order of this Court, the Parties may agree in writing to reasonable extensions of time to carry out any of the provisions of the Stipulation.

23.  Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.

Dated: , 2019
Vice Chancellor McCormick